Exhibit 1.2
INDEPENDENT AUDITORS’ REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of BlackBerry Limited
We have audited the accompanying consolidated financial statements of BlackBerry Limited [the “Company”], which are comprised of the consolidated balance sheets as at February 29, 2016 and February 28, 2015, the consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years ended February 29, 2016, February 28, 2015, and March 1, 2014, and a summary of significant accounting policies and other explanatory information.
Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with United States generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at February 29, 2016 and February 28, 2015, and the results of its operations and its cash flows for each of the years ended February 29, 2016, February 28, 2015, and March 1, 2014, in accordance with United States generally accepted accounting principles.
Other matter
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of February 29, 2016, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated April 1, 2016, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Kitchener, Canada, April 1, 2016	/s/ Ernst & Young LLP Chartered Professional Accountants Licensed Public Accountants

1

REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING
To the Board of Directors and Shareholders of BlackBerry Limited
We have audited BlackBerry Limited’s [the “Company”] internal control over financial reporting as of February 29, 2016, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that [1] pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; [2] provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and [3] provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As indicated in the accompanying Management’s Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Good Technology Corporation and AtHoc, Inc., which are included in the fiscal 2016 consolidated financial statements of the Company and constituted 19% and 23% of total and net assets, respectively, as of February 29, 2016, and 3% and 13% of revenues and loss before income taxes, respectively, for the year then ended. Our audit of internal control over financial reporting of the Company also did not include an evaluation of the internal control over financial reporting of Good Technology Corporation and AtHoc, Inc.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of February 29, 2016, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as at February 29, 2016 and February 28, 2015, and the consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years ended February 29, 2016, February 28, 2015 and March 1, 2014 of the Company and our report dated April 1, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Kitchener, Canada,	Chartered Professional Accountants
April 1, 2016	Licensed Public Accountants

2

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING
To the Shareholders of BlackBerry Limited
Management of BlackBerry Limited is responsible for the preparation and presentation of the Consolidated Financial Statements and all of the financial information in this Annual Report. The Consolidated Financial Statements were prepared in accordance with United States generally accepted accounting principles and include certain amounts based upon estimates and judgments required for such preparation. The financial information appearing throughout this Annual Report is consistent with the Consolidated Financial Statements. The Consolidated Financial Statements have been reviewed by the Audit and Risk Management Committee and approved by the Board of Directors of BlackBerry Limited.
In fulfilling its responsibility for the reliability and integrity of financial information, management has developed and maintains systems of accounting and internal controls and budgeting procedures. Management believes these systems and controls provide reasonable assurance that assets are safeguarded, transactions are executed in accordance with management’s authorization and financial records are reliable for the preparation of accurate and timely Consolidated Financial Statements.
The Company’s Audit and Risk Management Committee of the Board of Directors, which consists entirely of non-management independent directors, usually meets two times per fiscal quarter with management and the independent registered public accounting firm to ensure that each is discharging its respective responsibilities, to review the Consolidated Financial Statements and either the quarterly review engagement report or the independent registered public accounting firm’s report and to discuss significant financial reporting issues and auditing matters. The Company’s external registered public accounting firm has full and unrestricted access to the Audit and Risk Management Committee to discuss audit findings, financial reporting and other related matters. The Audit and Risk Management Committee reports its findings to the Board of Directors for consideration when the Board approves the Consolidated Financial Statements for issuance to the shareholders.
The Consolidated Financial Statements for fiscal 2016, fiscal 2015 and fiscal 2014 have been audited by Ernst & Young LLP, the independent registered public accounting firm appointed by the shareholders, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).

/s/ John S. Chen
Waterloo, Ontario	John S. Chen
April 1, 2016	President & CEO

3

BlackBerry Limited
Incorporated under the Laws of Ontario
(United States dollars, in millions)
Consolidated Balance Sheets

	As at
	February 29, 2016	February 28, 2015
Assets
Current
Cash and cash equivalents	$957	$1,233
Short-term investments	1,420	1,658
Accounts receivable, net	338	503
Other receivables	51	97
Inventories	143	122
Income taxes receivable	—	169
Other current assets	102	375
Deferred income tax asset	—	10
	3,011	4,167
Long-term investments	197	316
Restricted cash	50	59
Property, plant and equipment, net	412	556
Goodwill	618	85
Intangible assets, net	1,213	1,375
Deferred income tax asset	33	—
	$5,534	$6,558
Liabilities
Current
Accounts payable	$270	$235
Accrued liabilities	368	667
Income taxes payable	9	—
Deferred revenue	392	470
	1,039	1,372
Long-term debt	1,277	1,707
Deferred income tax liability	10	48
	2,326	3,127
Shareholders’ equity
Capital stock and additional paid-in capital
Preferred shares: authorized unlimited number of non-voting, cumulative, redeemable and retractable	—	—
Common shares: authorized unlimited number of non-voting, redeemable, retractable Class A common shares and unlimited number of voting common shares
Issued - 521,172,271 voting common shares (February 28, 2015 - 528,802,322)	2,448	2,444
Retained earnings	768	1,010
Accumulated other comprehensive loss	(8)	(23)
	3,208	3,431
	$5,534	$6,558
See notes to consolidated financial statements.
On behalf of the Board:

John S. Chen	Barbara Stymiest
Director	Director

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Shareholders’ Equity

	Capital Stock and Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance as at March 2, 2013	$2,431	$(234)	$7,267	$(4)	$9,460
Net loss	—	—	(5,873)	—	(5,873)
Other comprehensive loss	—	—	—	(4)	(4)
Shares issued:
Exercise of stock options	3	—	—	—	3
Stock-based compensation	68	—	—	—	68
Tax deficiencies related to stock-based compensation	(13)	—	—	—	(13)
Purchase of treasury stock	—	(16)	—	—	(16)
Treasury shares released for restricted share unit settlements	(71)	71	—	—	—
Balance as at March 1, 2014	2,418	(179)	1,394	(8)	3,625
Net loss	—	—	(304)	—	(304)
Other comprehensive loss	—	—	—	(15)	(15)
Shares issued:
Exercise of stock options	6	—	—	—	6
Stock-based compensation	50	—	—	—	50
Excess tax benefit related to stock-based compensation	8	—	—	—	8
Sale of treasury stock	—	141	(80)	—	61
Treasury shares released for restricted share unit settlements	(38)	38	—	—	—
Balance as at February 28, 2015	2,444	—	1,010	(23)	3,431
Net loss	—	—	(208)	—	(208)
Other comprehensive income	—	—	—	15	15
Shares issued:
Exercise of stock options	3	—	—	—	3
Stock-based compensation	60	—	—	—	60
Tax deficiencies related to stock-based compensation	(1)	—	—	—	(1)
Share repurchase	(59)	—	(34)	—	(93)
Employee share purchase plan	1	—	—	—	1
Balance as at February 29, 2016	$2,448	$—	$768	$(8)	$3,208
See notes to consolidated financial statements.

5

BlackBerry Limited
(United States dollars, in millions, except per share data)
Consolidated Statements of Operations

	For the Years Ended
	February 29, 2016	February 28, 2015	March 1, 2014
Revenue
Software, services and service access fees	$1,273	$1,854	$2,933
Hardware and other	887	1,481	3,880
	2,160	3,335	6,813
Cost of sales
Software, services and service access fees	247	287	473
Hardware and other	939	1,382	3,985
Inventory write-down	36	95	1,616
Supply commitment charges (recovery)	(3)	(33)	782
	1,219	1,731	6,856
Gross margin	941	1,604	(43)

Operating expenses
Research and development	469	711	1,286
Selling, marketing and administration	712	904	2,103
Amortization	277	298	606
Abandonment/impairment of long-lived assets	136	34	2,748
Debentures fair value adjustment	(430)	80	377
	1,164	2,027	7,120
Operating loss	(223)	(423)	(7,163)
Investment income (loss), net	(59)	38	(21)
Loss before income taxes	(282)	(385)	(7,184)
Recovery of income taxes	(74)	(81)	(1,311)
Net loss	$(208)	$(304)	$(5,873)
Loss per share
Basic	$(0.40)	$(0.58)	$(11.18)
Diluted	$(0.86)	$(0.58)	$(11.18)
See notes to consolidated financial statements.

6

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Comprehensive Loss

	For the Years Ended
	February 29, 2016	February 28, 2015	March 1, 2014
Net loss	$(208)	$(304)	$(5,873)
Other comprehensive income (loss)
Net change in unrealized gains (losses) on available-for-sale investments	1	1	(1)
Net change in fair value of derivatives designated as cash flow hedges during the year, net of income tax recovery of $2 million (February 28, 2015 - income tax recovery of $3 million; March 1, 2014 - income tax recovery of $6 million)	(3)	(29)	(29)
Amounts reclassified to net loss during the year, net of income tax recovery of $2 million (February 28, 2015 - income tax recovery of $2 million; March 1, 2014 - income tax recovery of $6 million)	27	13	26
Foreign currency translation adjustment	(10)	—	—
Other comprehensive income (loss)	15	(15)	(4)
Comprehensive loss	$(193)	$(319)	$(5,877)
See notes to consolidated financial statements.

7

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Cash Flows

	For the Years Ended
	February 29, 2016	February 28, 2015	March 1, 2014
Cash flows from operating activities
Net loss	(208)	(304)	(5,873)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization	616	694	1,270
Deferred income taxes	(105)	62	(149)
Stock-based compensation	60	50	68
Abandonment/impairment of long-lived assets	136	34	2,748
Loss on disposal of property, plant and equipment	59	135	107
Debentures fair value adjustment	(430)	80	377
Other	16	3	34
Net changes in working capital items
Accounts receivable, net	200	469	1,381
Other receivables	47	55	124
Inventories	(21)	123	359
Income tax receivable	166	204	224
Other current assets	257	116	(26)
Accounts payable	14	(240)	(590)
Accrued liabilities	(304)	(550)	(251)
Income taxes payable	9	—	—
Deferred revenue	(255)	(118)	38
Net cash provided by (used in) operating activities	257	813	(159)
Cash flows from investing activities
Acquisition of long-term investments	(326)	(802)	(229)
Proceeds on sale or maturity of long-term investments	301	515	284
Acquisition of property, plant and equipment	(32)	(87)	(283)
Proceeds on sale of property, plant and equipment	4	348	49
Acquisition of intangible assets	(70)	(421)	(1,080)
Business acquisitions, net of cash acquired	(698)	(119)	(7)
Acquisition of short-term investments	(2,764)	(2,949)	(1,699)
Proceeds on sale or maturity of short-term investments	3,146	2,342	1,925
Net cash used in investing activities	(439)	(1,173)	(1,040)
Cash flows from financing activities
Issuance of common shares	4	6	3
Excess tax benefit (deficiency) related to stock-based compensation	(1)	8	(13)
Sale (purchase) of treasury stock	—	61	(16)
Common shares repurchased	(93)	—	—
Issuance of debt	—	—	1,250
Transfer from (to) restricted cash	12	(59)	—
Net cash provided by (used in) financing activities	(78)	16	1,224
Effect of foreign exchange gain (loss) on cash and cash equivalents	(16)	(2)	5
Net increase (decrease) in cash and cash equivalents during the year	(276)	(346)	30
Cash and cash equivalents, beginning of year	1,233	1,579	1,549
Cash and cash equivalents, end of year	$957	$1,233	$1,579
See notes to consolidated financial statements.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

1.	BLACKBERRY LIMITED AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND CRITICAL ACCOUNTING ESTIMATES
BlackBerry Limited (the “Company”) is securing a connected world, delivering innovative solutions across the entire mobile ecosystem and beyond. The Company secures the world’s most sensitive data across all endpoints – from cars to smartphones – making the mobile-first enterprise vision a reality. Founded in 1984 and based in Waterloo, Ontario, the Company operates offices in North America, Europe, Middle East and Africa, Asia Pacific and Latin America. The Company’s common shares are listed on the NASDAQ Global Select Market (NASDAQ: BBRY) and the Toronto Stock Exchange (TSX: BB), and its unsecured convertible debentures due in 2020 (the “Debentures”) are listed on the Toronto Stock Exchange (TSX: BB.DB.U).
Basis of Presentation and Preparation
The consolidated financial statements include the accounts of all subsidiaries of the Company with intercompany transactions and balances eliminated on consolidation. All of the Company’s subsidiaries are wholly-owned. These consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles (“U.S. GAAP”) on a basis consistent for all periods presented except as described in Note 2. Certain of the comparative figures have been reclassified to conform to the current year’s presentation.
Change in Fiscal Year
Effective in the fourth quarter of fiscal 2016, the Company changed its fiscal year from a 52 or 53 week year ending the last Saturday in February or the first Saturday in March to a calendar basis ending the last day of February. The purpose of this change is to be consistent with common practice in the software industry. The Company believes this is appropriate due to its increased emphasis on software and its completed acquisitions of software companies with recurring revenue streams. The Company does not believe that the impact of the change is material.
Accordingly, the Company’s fiscal quarters will end on the last days of May, August, November, and February as follows:

	New date	Original date
Fourth quarter and year end, fiscal 2016	February 29, 2016	February 27, 2016
First quarter, fiscal 2017	May 31, 2016	May 28, 2016
Second quarter, fiscal 2017	August 31, 2016	August 27, 2016
Third quarter, fiscal 2017	November 30, 2016	November 26, 2016
Fourth quarter and year end, fiscal 2017	February 28, 2017	February 25, 2017
The impact of the change for the fourth quarter and year end, fiscal 2016, will be as follows:

	Three months ended February 2016	Year ended February 2016
Days in period prior to change	91	364
Days in period post-change	93	366
Difference	2	2
The impact of the change for fiscal 2017 will be as follows:

	First quarter	Second quarter	Third quarter	Fourth quarter
Days in period prior to change	91	91	91	91
Days in period post-change	92	92	91	90
Difference	1	1	—	(1)
The prior year comparative figures reported in the consolidated financial statements will continue to be presented based on the Company’s previous fiscal calendar. Comparability between fiscal quarters and fiscal year ends may be affected by varying lengths of the period. Accordingly, fiscal 2016 was two days longer than fiscal 2015. Each of the first and second quarters of fiscal 2017 will be one day longer than the first and second quarters of fiscal 2016. The third quarter of fiscal

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

2017 will be the same length as the third quarter of fiscal 2016. The fourth quarter of fiscal 2017 will be three days shorter than the fourth quarter of fiscal 2016. Fiscal 2017 will be one day shorter than fiscal 2016.
Accounting Policies and Critical Accounting Estimates
Use of estimates
The preparation of the consolidated financial statements requires management to make estimates and assumptions with respect to the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities. Significant areas requiring the use of management estimates relate to the determination of reserves for various litigation claims, provisions for excess and obsolete inventories and liabilities for purchase commitments with contract manufacturers and suppliers, provisions for warranty, revenue related estimates including vendor-specific objective evidence of selling price (“VSOE”), best estimated selling price (“BESP”), right of return and customer incentive commitments, royalties, implied fair value of goodwill, long-lived asset impairment, amortization expense, fair values of assets acquired and liabilities assumed in business combinations, provision for income taxes, realization of deferred income tax assets and the related components of the valuation allowance, allowance for doubtful accounts, and the fair values of financial instruments. Actual results could differ from these estimates.
The significant accounting policies used in these U.S. GAAP consolidated financial statements are as follows:
Foreign currency translation
The U.S. dollar is the functional and reporting currency of the Company and substantially all of the Company’s subsidiaries.
Foreign currency denominated assets and liabilities of the Company and its U.S. dollar functional currency subsidiaries are translated into U.S. dollars. Accordingly, monetary assets and liabilities are translated using the exchange rates in effect as at the consolidated balance sheets dates, and revenues and expenses are translated at the rates of exchange prevailing when the transactions occurred. Re-measurement adjustments are included in income. Non-monetary assets and liabilities are translated at historical exchange rates.
Foreign currency denominated assets and liabilities of the Company’s non-U.S. dollar functional currency subsidiaries are translated into U.S. dollars at the exchange rates in effect as at the consolidated balance sheets dates. Revenue and expenses are translated using monthly average exchange rates. Exchange gains or losses arising from translation of foreign currency denominated assets and liabilities are included as a currency translation adjustment within accumulated other comprehensive income (loss) (“AOCI”).
Cash and cash equivalents
Cash and cash equivalents consist of balances with banks and liquid investments with maturities of three months or less at the date of acquisition.
Accounts receivable, net
The accounts receivable balance reflects invoiced and accrued revenue and is presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects estimates of probable losses in the accounts receivable balance. The Company is dependent on a number of significant customers and on large complex contracts with respect to the majority of its products, software and service revenue. The Company expects the majority of its accounts receivable balances to continue to come from large customers as it sells the majority of its devices, software products and services through network carriers and resellers rather than directly.
The Company evaluates the collectability of its accounts receivable balance based upon a combination of factors on a periodic basis such as specific credit risk of its customers, historical trends and economic circumstances. The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. When the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company (such as in the case of bankruptcy filings or material deterioration in the customer’s operating results or financial position, and payment experiences), the Company records a specific bad debt provision to reduce the customer’s related accounts receivable to its estimated net realizable value. If circumstances related to specific customers change, the Company’s estimates of the recoverability of accounts receivables balances could be further adjusted.
Investments
The Company’s cash equivalents and investments, other than cost method and equity method investments, consist of money market and other debt securities, which are classified as available-for-sale for accounting purposes and are carried

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

at fair value. Unrealized gains and losses, net of related income taxes, are recorded in AOCI until such investments mature or are sold. The Company uses the specific identification method of determining the cost basis in computing realized gains or losses on available-for-sale investments, which are recorded in investment income. In the event of a decline in value which is other-than-temporary, the investment is written down to fair value with a charge to income. The Company does not exercise significant influence with respect to any of these investments.
Investments with maturities at time of purchase of three months or less are classified as cash equivalents. Investments with maturities of one year or less (but which are not cash equivalents), as well as any investments that management intends to hold for less than one year, are classified as short-term investments. Investments with maturities in excess of one year are classified as long-term investments.
The Company assesses individual investments that are in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. The Company makes this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition, the near-term prospects of the individual investment and the Company’s intent and ability to hold the investment. In the event that a decline in the fair value of an investment occurs and that decline in value is considered to be other-than-temporary, an impairment charge is recorded in investment income equal to the difference between the cost basis and the fair value of the individual investment as at the consolidated balance sheets date of the reporting period for which the assessment was made. The fair value of the investment then becomes the new cost basis of the investment.
If a debt security’s market value is below its amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to investment income for the entire amount of the impairment. For other-than-temporary impairments on debt securities that the Company does not intend to sell and it is not more likely than not that the entity will be required to sell the security before its anticipated recovery, the Company would separate the other-than-temporary impairment into the amount representing the credit loss and the amount related to all other factors. The Company would record the other-than-temporary impairment related to the credit loss as a charge to investment income and the remaining other-than-temporary impairment would be recorded as a component of AOCI.
Derivative financial instruments
The Company uses derivative financial instruments, including forward contracts and options, to hedge certain foreign currency exposures. The Company does not use derivative financial instruments for speculative purposes.
The Company records all derivative instruments at fair value on the consolidated balance sheets. The fair value of these instruments is calculated based on notional and exercise values, transaction rates, market quoted currency spot rates, forward points, volatilities and interest rate yield curves. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative instrument and the resulting designation.
For derivative instruments designated as cash flow hedges, the effective portion of the derivative’s gain or loss is initially reported as a component of AOCI, net of tax, and subsequently reclassified into income in the same period or periods in which the hedged item affects income. The ineffective portion of the derivative’s gain or loss is recognized in current income. In order for the Company to receive hedge accounting treatment, the cash flow hedge must be highly effective in offsetting changes in the fair value of the hedged item and the relationship between the hedging instrument and the associated hedged item must be formally documented at the inception of the hedge relationship. Hedge effectiveness is formally assessed, both at hedge inception and on an ongoing basis, to determine whether the derivatives used in hedging transactions are highly effective in offsetting changes in the value of the hedged items and whether they are expected to continue to be highly effective in future periods.
The Company formally documents relationships between hedging instruments and associated hedged items. This documentation includes: identification of the specific foreign currency asset, liability or forecasted transaction being hedged; the nature of the risk being hedged; the hedge objective; and the method of assessing hedge effectiveness. If an anticipated transaction is deemed no longer likely to occur, the corresponding derivative instrument is de-designated as a hedge and any associated unrealized gains and losses in AOCI are recognized in income at that time. Any future changes in the fair value of the instrument are recognized in current income.
For any derivative instruments that do not meet the requirements for hedge accounting, or for any derivative instruments for which hedge accounting is not elected, the changes in fair value of the instruments are recognized in income in the current period and will generally offset the changes in the U.S. dollar value of the associated asset, liability or forecasted transaction.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Inventories
Raw materials, work in process and finished goods are stated at the lower of cost or market value. Cost includes the cost of materials plus direct labour applied to the product and the applicable share of manufacturing overhead. Cost is determined on a first-in, first-out basis. Market is generally considered to be replacement cost; however, market is not permitted to exceed the ceiling (net realizable value) or be less than the floor (net realizable value less a normal markup). Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion and disposal.
Property, plant and equipment, net
Property, plant and equipment are stated at cost, less accumulated amortization. No amortization is provided for construction in progress until the assets are ready for use. Amortization is provided using the following rates and methods:

Buildings, leasehold improvements and other	Straight-line over terms between 5 and 40 years
BlackBerry operations and other information technology	Straight-line over terms between 3 and 5 years
Manufacturing equipment, research and development equipment and tooling	Straight-line over terms between 1 and 5 years
Furniture and fixtures	Declining balance at 20% per annum
Goodwill
Goodwill represents the excess of the acquisition price over the fair value of identifiable net assets acquired. Goodwill is allocated at the date of the business combination. Goodwill is not amortized, but is tested for impairment annually, during the fourth quarter, or more frequently if events or changes in circumstances indicate the asset may be impaired. These events and circumstances may include a significant change in legal factors or in the business climate, a significant decline in the Company’s share price, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant disposal activity and the testing of recoverability for a significant asset group.
The Company consists of a single reporting unit. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit including goodwill is compared with its fair value. The estimated fair value is determined utilizing a market-based approach, based on the quoted market price of the Company’s stock in an active market, adjusted by an appropriate control premium. When the carrying amount of a reporting unit exceeds its fair value, goodwill of the reporting unit is considered to be impaired and the second step is necessary. In the second step, the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any.
Intangible assets
Intangible assets with definite lives are stated at cost, less accumulated amortization. Amortization is provided on a straight-line basis over the following terms:

Acquired technology	Between 3 and 10 years
Intellectual property	Between 1 and 17 years
Other acquired intangibles	Between 2 and 10 years
Intellectual property contains patents and agreements with third parties for the use of intellectual property. Other acquired intangibles include items such as customer relationships and brand. The useful lives of intangible assets are evaluated at least annually to determine if events or circumstances warrant a revision to their remaining period of amortization. Legal, regulatory and contractual factors, the effects of obsolescence, demand, competition and other economic factors are potential indicators that the useful life of an intangible asset may be revised.
Impairment of long-lived assets
The Company reviews long-lived assets (“LLA”) such as property, plant and equipment and intangible assets with finite useful lives for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. These events and circumstances may include significant decreases in the market price of an asset or asset group, significant changes in the extent or manner in which an asset or asset group is being used by the Company or in its physical condition, a significant change in legal factors or in the business climate, a history or forecast

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

of future operating or cash flow losses, significant disposal activity, a significant decline in the Company’s share price, a significant decline in revenue or adverse changes in the economic environment.
When indicators of impairment exist, LLA impairment is tested using a two-step process. The Company performs a cash flow recoverability test as the first step, which involves comparing the asset group’s estimated undiscounted future cash flows to the carrying amount of its net assets. If the net cash flows of the asset group exceeds the carrying amount of its net assets, LLA are not considered to be impaired. If the carrying amount exceeds the net cash flows, there is an indication of potential impairment and the second step of the LLA impairment test is performed to measure the impairment amount. The second step involves determining the fair value of the asset group. Fair values are determined using valuation techniques that are in accordance with U.S. GAAP, including the market approach, income approach and cost approach. If the carrying amount of the asset group’s net assets exceeds the fair value of the Company, then the excess represents the maximum amount of potential impairment that will be allocated to the asset group, with the limitation that the carrying value of each asset cannot be reduced to a value lower than its fair value. The total impairment amount allocated is recognized as a non-cash impairment loss.
Business acquisitions
The Company accounts for its acquisitions using the acquisition method whereby identifiable assets acquired and liabilities assumed are measured at their fair values as of the date of acquisition. The excess of the acquisition price over such fair value, if any, is recorded as goodwill, which is not expected to be deductible for tax purposes. The Company includes the operating results of each acquired business in the consolidated financial statements from the date of acquisition.
Royalties
The Company recognizes its liability for royalties in accordance with the terms of existing license agreements. Where license agreements are not yet finalized, the Company recognizes its current estimates of the obligation in accrued liabilities in the consolidated financial statements. When the license agreements are subsequently finalized, the estimate is revised accordingly. Management’s estimates of royalty rates are based on the Company’s historical licensing activities, royalty payment experience, and forward-looking expectations.
Warranty
The Company records the estimated costs of product warranties at the time revenue is recognized. BlackBerry devices are generally covered by a time-limited warranty for varying periods of time. The Company’s warranty obligation is affected by product failure rates, differences in warranty periods, regulatory developments with respect to warranty obligations in the countries in which the Company carries on business, freight expense, and material usage and other related repair costs.
The Company’s estimates of costs are based upon historical experience and expectations of future return rates and unit warranty repair costs. If the Company experiences increased or decreased warranty activity, or increased or decreased costs associated with servicing those obligations, revisions to the estimated warranty liability would be recognized in the reporting period when such revisions are made.
Convertible Debentures
The Company elected to measure the Debentures at fair value in accordance with the fair value option. Each period, the fair value of the Debentures is recalculated and resulting gains and losses from the change in fair value of the Debentures are recognized in income. The fair value of the Debentures has been determined using the significant inputs of principal value, interest rate spreads and curves, embedded call and put option dates and prices, the stock price and volatility of the Company’s listed common shares, and the Company’s implicit credit spread.
Revenue recognition
The Company recognizes revenue as earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer and title has been transferred or the services have been rendered, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured. In addition to this general policy, the following paragraphs describe the specific revenue recognition policies for each of the Company’s major categories of revenue.
Hardware
Revenue for hardware products is recognized when the four criteria noted above are met. The determination of when the price is fixed or determinable can affect the timing of revenue recognition, as discussed further below.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company records reductions to revenue for estimated commitments related to price protection, rights of return and customer incentive programs. Price protection is accrued as a reduction to revenue provided that (i) the future price reduction can be reliably estimated or based on contractual caps, (ii) the Company has not granted refunds in excess of those caps, and (iii) all other revenue recognition criteria have been met. If refunds cannot be reliably estimated or the contractual cap is no longer valid, revenue is not recognized until reliable estimates can be made or the price protection period lapses. The Company also records reductions to revenue for rights of return based on contractual terms and conditions as it relates to quality defects only and, if the expected product returns can be reasonably and reliably estimated, based on historical experience. Where a right of return cannot be reasonably and reliably estimated, the Company recognizes revenue when the product sells through to an end user or the return period lapses. The estimated cost of customer incentive programs is accrued as a reduction to revenue and is recognized at the later of the date at which the Company has recognized the revenue or the date at which the program is offered. If historical experience cannot support a breakage rate, the maximum rebate amount is accrued and adjusted when the incentive programs end. The Company considers several factors in determining whether it can reliably estimate future refunds or customer incentives such as levels of channel inventory, new competitor introductions, the stage of a product in the product life cycle, and potential cannibalization by future product offerings. If there is a risk of future pricing concessions and a reliable estimate cannot be made at the time of shipment, the Company recognizes the related revenue and costs of goods sold when its products are sold through to an end user.
For shipments where the Company recognizes revenue when the product is sold through to an end user, the Company determines the point at which that happens based upon internally generated reporting indicating when the devices are activated on the Company’s relay infrastructure.
Significant judgment is applied by the Company to determine whether shipments of devices have met the Company’s revenue recognition criteria, as the analysis is dependent on many facts and circumstances. Commencing in fiscal 2016, the Company was able to conclude that the price was fixed or determinable on shipment in certain cases and, therefore, the four criteria for revenue recognition were met upon shipment. As such, sales of the Company’s Android device to wireless carriers in certain regions, sales of the Company’s latest BlackBerry 10 devices to wireless carriers in certain regions, and sales of BlackBerry 7 devices to wireless carriers in certain regions are recognized as revenue at the time of shipment. Other shipments of Android, BlackBerry 10 and BlackBerry 7 devices are recognized as revenue when the devices sell through to end users.
Service Access Fees
Revenue from service access fees is recognized ratably on a monthly basis when the service is provided. In instances where the Company bills the customer prior to performing the service, the pre-billing is recorded as deferred revenue. Service access fee revenue also includes the recognition of previously deferred revenue related to multi-element arrangements for non-software services and software upgrade rights related to BlackBerry 10 devices.
Software and Services
Revenue from term licensed software and value added services is recognized upon delivery or ratably over the license or subscription term. Revenue from perpetual licenses are recognized over the estimated customer life. When an arrangement includes both term and perpetual software licenses, all revenue is recognized ratably over the longer of the service delivery periods applicable to the term and perpetual software licenses. All of the deliverables under these licenses are deemed to have been made in accordance with industry-specific software revenue recognition accounting guidance.
When the VSOE of fair value of a delivered element has not been established, the Company uses the residual method to recognize revenue if the VSOE of fair value of undelivered elements is determinable. Revenue from software maintenance, unspecified upgrades and technical support contracts is recognized over the period that such items are delivered or those services are provided.
Revenue from professional services can be part of software license arrangements or sold separately. When professional services are sold as part of software license arrangements, amortization of revenue for the entire transaction does not commence until completion and acceptance of these professional services, as delivery is not considered to have occurred until such time. Revenue from professional services sold separately from software licenses is recognized upon completion of the services.
Revenue from renewals of support and maintenance contracts is recognized ratably over the contract term.
The Company’s outbound patent licensing agreements provide for license fees that may be a single upfront payment or multiple payments representing all or a majority of the licensing revenue that will be payable to the Company. These agreements grant (i) a limited non-exclusive, non-transferable license to certain of the Company’s patents, (ii) a covenant

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

not to enforce patent rights against the licensee, and (iii) the release of the licensee from certain claims. Revenue from patent licensing agreements is recorded when the four major criteria of revenue recognition noted above are met. These criteria are generally fulfilled upon mutual signing of the license agreement.
From time to time, the Company may sell patents which are typically non-strategic to the Company’s product and patent portfolio. These patent sales are a part of the technology and patent licensing strategy, and therefore represent a component of the Company’s major or central operations. Revenue from patent sales is recorded when the four major criteria of revenue recognition noted above are met. These criteria are generally fulfilled upon closing of the patent sale transaction.
Shipping and handling Costs
Amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of sales. Shipping and handling costs that cannot be reasonably attributed to certain customers are included in selling, marketing and administration.
Multiple-element arrangements
The Company enters into revenue arrangements that may consist of multiple deliverables of its product and service offerings. The Company’s typical multiple-element arrangements involve: (i) BlackBerry 7 or earlier handheld devices with services, (ii) BlackBerry 10 or Android handheld devices with unspecified software upgrades on a when-and-if available basis along with undelivered non-software services, and (iii) software with technical support services.
For the Company’s arrangements involving multiple deliverables of BlackBerry 7 or earlier handheld devices with services, the consideration from the arrangement is allocated to each respective element based on its relative selling price, using VSOE. In certain limited instances when the Company is unable to establish the selling price using VSOE, the Company attempts to establish the selling price of each element based on acceptable third-party evidence of selling price (“TPE”); however, the Company is generally unable to reliably determine the selling prices of similar competitor products and services on a stand-alone basis. In these instances, the Company uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service was sold on a stand-alone basis.
Beginning in November 2015, the Company introduced Android devices which uses the Company’s network infrastructure in a manner similar to its BlackBerry 10 devices. For arrangements involving multiple deliverables including the BlackBerry 10 or Android device and the essential operating system software, as well as unspecified software upgrade rights and non-software services for which the Company may not charge for separately, the consideration from the arrangement is allocated to each respective element based on the relative selling price, using the Company’s BESP, as the device, unspecified upgrade rights and non-software services are no longer sold separately. The consideration for the delivered hardware and the related essential operating system software are recognized at the time of sale provided that the four general revenue recognition criteria have been met. The consideration allocated to the unspecified software upgrade rights and non-software services is deferred and recognized on a straight-line basis over the estimated period during which the software upgrades and non-software services are expected to be provided.
For arrangements involving multiple deliverables of software with technical support services, the revenue is recognized based on the industry-specific software revenue recognition accounting guidance. If the Company is not able to determine VSOE for all of the deliverables of the arrangement, but is able to obtain VSOE for all undelivered elements, revenue is allocated using the residual method. Under the residual method, the amount of revenue allocated to delivered elements equals the total arrangement consideration, less the aggregate fair value of any undelivered elements. If VSOE of any undelivered software items does not exist, revenue from the entire arrangement is initially deferred and recognized at the earlier of: (i) delivery of those elements for which VSOE did not exist; or (ii) when VSOE can be established.
The Company determines BESP for a product or service by considering multiple factors including, but not limited to, historical pricing practices for similar offerings, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices. The determination of BESP is made through consultation with, and formal approval by, the Company’s management, taking into consideration the Company’s marketing strategy. The Company regularly reviews VSOE, TPE and BESP, and maintains internal controls over the establishment and updates of these estimates. Based on the above factors, the Company’s BESP for the unspecified software upgrade right and non-software services ranges from $4 to $20 per device based on the operating system and the region in which the service is provided.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Income taxes
The Company uses the liability method of income tax allocation to account for income taxes. Deferred income tax assets and liabilities are recognized based upon temporary differences between the financial reporting and income tax bases of assets and liabilities, and measured using enacted income tax rates and tax laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company considers both positive evidence and negative evidence, to determine whether, based upon the weight of that evidence, a valuation allowance is required. Judgment is required in considering the relative impact of negative and positive evidence.
Significant judgment is also required in evaluating the Company’s uncertain income tax positions and provisions for income taxes. Liabilities for uncertain income tax positions are recognized based on a two-step approach. The first step is to evaluate whether an income tax position has met the recognition threshold by determining if the weight of available evidence indicates that it is more likely than not to be sustained upon examination. The second step is to measure the income tax position that has met the recognition threshold as the largest amount that is more than 50% likely of being realized upon settlement. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provisions, income taxes payable and deferred income taxes in the period in which the facts that give rise to a revision become known. The Company recognizes interest and penalties related to uncertain income tax positions as interest expense, which is then netted and reported within investment income.
The Company uses the flow-through method to account for investment tax credits (“ITCs”) earned on eligible scientific research and experimental development expenditures. Under this method, the ITCs are recognized as a reduction to income tax expense.
The Company has adopted ASC 740-10-65-4 Balance Sheet Classification of Deferred Income Taxes and this has been prospectively applied starting in the fourth quarter of fiscal 2016.
Research and development
Research costs are expensed as incurred. Development costs for BlackBerry devices and licensed software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company’s products are generally released soon after technological feasibility has been established and therefore costs incurred subsequent to achievement of technological feasibility are not significant and have been expensed as incurred.
Comprehensive income (loss)
Comprehensive income (loss) is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The Company’s reportable items of comprehensive income (loss) are the cumulative translation adjustment resulting from non-U.S. dollar functional currency subsidiaries as described under the foreign currency translation policy above, cash flow hedges as described in Note 5, and changes in the fair value of available-for-sale investments as described in Notes 3 and 4. Realized gains or losses on available-for-sale investments are reclassified into investment income using the specific identification basis.
Earnings (loss) per share
Earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the fiscal year. The treasury stock method is used for the calculation of the dilutive effect of stock options. The if-converted method is used for the dilutive effect of the Debentures.
Stock-based compensation plans
The Company has stock-based compensation plans. Awards granted under the plans are detailed in Note 11(b).
The Equity Incentive Plan (the “Equity Plan”) was adopted during fiscal 2014 and replaced the Company’s previous Equity Incentive Plan and Restricted Share Unit Plan (the “Prior Plans”). Awards previously granted under the Prior Plans continue to be governed by the terms of the Prior Plans and by any amendments approved by the Company’s Board of Directors (the “Board”). The Equity Plan provides for the grants of incentive stock options and restricted share units (“RSUs”) to officers and employees of the Company or its subsidiaries. The number of common shares authorized under the Equity Plan was originally 13,375,000 calculated at March 2, 2013, and increased by 8,000,000 common shares to 21,375,000 common shares, as approved by shareholders of the Company on June 23, 2015. Any shares that are subject to options granted after fiscal 2013 are counted against this limit as 0.625 share for every one option granted, and any

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

shares that are subject to RSUs granted after fiscal 2013 are counted against this limit as one share for every RSU. Awards previously granted under the Prior Plans and the Equity Plan that expire or are forfeited, or settled in cash, are added to the shares available under the Equity Plan. Options forfeited will be counted as 0.625 shares to the shares available under the Equity Plan. Shares issued as awards other than options (i.e., RSUs) that expire or are forfeited, settled in cash or sold to cover withholding tax requirements are counted as one share added to the shares available under the Equity Plan. In addition to awards under the Equity Plan, 10,521,418 RSUs were granted to Mr. Chen as an inducement to enter into a contract of full-time employment.
The Company measures stock-based compensation expense for options at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (“BSM”) option pricing model for stock options and the expense is recognized rateably over the vesting period. The BSM model requires various judgmental assumptions including volatility and expected option life. In addition, judgment is also applied in estimating the number of stock-based awards that are expected to be forfeited, and if actual results differ significantly from these estimates, stock-based compensation expense and the Company’s results of operations would be impacted.
Any consideration paid by employees on exercise of stock options, plus any recorded stock-based compensation within additional paid-in capital related to that stock option, is credited to capital stock.
RSUs are redeemed for common shares issued by the Company or the cash equivalent on the vesting dates established by the Board or the Compensation, Nomination and Governance Committee of the Board. The RSUs generally vest over a three-year period, either in equal annual installments or on the third anniversary date. The Company classifies RSUs as equity instruments as the Company has the ability and intent to settle the awards in common shares. The compensation expense for standard RSUs is calculated based on the fair value of each RSU as determined by the closing value of the Company’s common shares on the business day of the grant date. The Company recognizes compensation expense over the vesting period of the RSU.
Upon vesting of RSUs, new common shares will be issued by the Company from treasury.
The Company has a Deferred Share Unit Plan (the “DSU Plan”), originally approved by the Board on December 20, 2007, under which each independent director is credited with Deferred Share Units (“DSUs”) in satisfaction of all or a portion of the cash fees otherwise payable to them for serving as a director of the Company. At a minimum, 60% of each independent director’s annual retainer will be satisfied in the form of DSUs. After his or her first year of service, a director can elect to receive the remaining 40% in any combination of cash and DSUs. Within a specified period after such a director ceases to be a director, DSUs will be redeemed for cash with the redemption value of each DSU equal to the weighted average trading price of the Company’s shares over the five trading days preceding the redemption date. Alternatively, the Company may elect to redeem DSUs by way of shares purchased on the open market or issued by the Company.
DSUs are accounted for as liability-classified awards and are awarded on a quarterly basis. These awards are measured at their fair value on the date of issuance and re-measured at each reporting period until settlement.
Advertising costs
The Company expenses all advertising costs as incurred. These costs are included in selling, marketing and administration.

2.	ADOPTION OF ACCOUNTING POLICIES
In May 2014, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard on the topic of revenue contracts, which replaces the existing revenue recognition standard. The new standard amends the number of requirements that an entity must consider in recognizing revenue and requires improved disclosures to help readers of financial statements better understand the nature, amount, timing and uncertainty of revenue recognized. For public entities, the new standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted for annual reporting periods and interim periods therein beginning after December 15, 2016. The Company will adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In April 2015, the FASB issued a new accounting standards update on the topic of debt issuance costs. The amendments in this update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The amendments are effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

period. Early adoption is permitted for financial statements that have not been previously issued. The Company will adopt this guidance in the first quarter of fiscal 2017 and is currently evaluating the impact that the adoption will have on its financial position and disclosures.
In April 2015, the FASB issued a new accounting standards update on the topic of internal-use software. The amendments in this update provide guidance to customers about whether a cloud computing arrangement includes a software license. The amendments are effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period. Early adoption is permitted. The Company will adopt this guidance in the first quarter of fiscal 2017 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In June 2015, the FASB issued a new accounting standards update for technical corrections and improvements that affect a wide variety of topics in the codification. The amendments in this update correct unintended application of guidance, make minor improvements, and provide clarification to the codification. The amendments that require transition guidance are effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period. Early adoption is permitted. The Company will adopt this guidance in the first quarter of fiscal 2017 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In July 2015, the FASB issued a new accounting standard update on the topic of inventory. The amendments in this update provide guidance on the subsequent measurement of inventory from the lower of cost or market to the lower of cost and net realizable value for entities using the first-in, first-out or the average cost method. The amendments in this update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. It should be applied prospectively with earlier application permitted as of the beginning of the interim or annual reporting period. The Company will adopt this guidance in the first quarter of fiscal 2018 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In September 2015, the FASB issued a new accounting standard on the topic of business combinations. The amendments in this update require the acquirer who has reported provisional amounts for items in a business combination to recognize adjustments to provisional amounts that are identified during the measurement period, in the reporting period in which the adjustments are determined. The update requires that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The prior period impact of the adjustment should be either presented separately on the face of the income statement or disclosed in the notes. The guidance is effective for interim and annual periods beginning after December 15, 2015. Early application is permitted and should be applied prospectively. The Company will adopt this guidance in the first quarter of fiscal 2017 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In November 2015, the FASB issued a new accounting standard on the topic of income taxes. The amendments in this update eliminate the current requirement for companies to separate deferred income tax liabilities and assets into current and non-current amounts in a classified statement of financial position. Instead, companies will be required to classify all deferred tax liabilities and assets as non-current. The guidance is effective for interim and annual periods beginning after December 15, 2016. Early adoption is permitted. The Company has adopted this guidance early and applied it prospectively in the fourth quarter of fiscal 2016.
In January 2016, the FASB issued a new accounting standard on the topic of financial instruments. The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The standard primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the guidance clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. The guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted for certain requirements. The Company will adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In February 2016, the FASB issued a new accounting standard on the topic of leases. The new standards would require companies and other organizations to include lease obligations in their balance sheets, including a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases the lessee would recognize interest expense and amortization of the ROU asset, and for operating leases, the lessee would recognize a straight-line total lease expense. The guidance is effective for interim and annual

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

periods beginning after December 15, 2018. Early adoption is permitted. The Company will adopt this guidance in the first quarter of fiscal 2020 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In March 2016, the FASB issued a new accounting standard on the topic of revenue from contracts with customers. The amendments in this update clarify the implementation guidance on principal versus agent considerations. When another party, along with the reporting entity, is involved in providing goods or services to a customer, an entity is required to determine whether the nature of its promise is to provide that good or service to the customer (as a principal) or to arrange for the good or service to be provided to the customer by the other party (as an agent). The guidance is effective for interim and annual periods beginning after December 15, 2017. The Company will adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In March 2016, the FASB issued a new accounting standard on the topic of stock compensation. The amendments in this update simplify several aspects of the accounting for share-based payment award transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statements of cash flows. The guidance is effective for interim and annual periods beginning after December 15, 2016. Early adoption is permitted. The Company will adopt this guidance in the first quarter of fiscal 2018 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.

3.	CASH, CASH EQUIVALENTS AND INVESTMENTS

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use in pricing the asset or liability, such as inherent risk, non-performance risk and credit risk. The Company applies the following fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value into three levels:

•	Level 1 - Unadjusted quoted prices at the measurement date for identical assets or liabilities in active markets.

•
Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Significant unobservable inputs which are supported by little or no market activity.
The fair value hierarchy also requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The components of cash, cash equivalents and investments by fair value level as at February 29, 2016 were as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Other-than- temporary Impairment	Fair Value	Cash and Cash Equivalents	Short-term Investments	Long-term Investments	Restricted Cash
Bank balances	$603	$—	$—	—	$603	$600	$—	$—	$3
Other investments	52	—	—	—	52	—	—	52	—
	655	—	—	—	655	600	—	52	3
Level 1:
Auction rate securities	10	1	—	(1)	10	—	10	—	—

Level 2:
Term deposits, certificates of deposits, and GICs	122	—	—	—	122	—	75	—	47
Bankers’ acceptances	73	—	—	—	73	73	—	—	—
Commercial paper	402	—	—	—	402	104	298	—	—
Non-U.S. promissory notes	175	—	—	—	175	65	110	—	—
U.S. government sponsored enterprise notes	104	—	—	—	104	—	104	—	—
Non-U.S. government sponsored enterprise notes	232	—	—	—	232	—	232	—	—
Non-U.S. treasury bills/notes	395	—	—	—	395	115	280	—	—
U.S. treasury bills/notes	435	—	—	—	435	—	311	124	—
	1,938	—	—	—	1,938	357	1,410	124	47
Level 3:
Corporate notes/bonds	2	—	—	—	2	—	—	2	—
Auction rate securities	21	2	—	(4)	19	—	—	19	—
	23	2	—	(4)	21	—	—	21	—
	$2,626	$3	$—	$(5)	$2,624	$957	$1,420	$197	$50

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The components of cash, cash equivalents and investments by fair value level as at February 28, 2015 were as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Other-than- temporary Impairment	Fair Value	Cash and Cash Equivalents	Short-term Investments	Long-term Investments	Restricted Cash
Bank balances	$765	$—	$—	$—	$765	$765	$—	$—	$—
Other investments	66	—	—	—	66	—	—	66	—
	831	—	—	—	831	765	—	66	—
Level 1:
Money market funds	1	—	—	—	1	1	—	—	—
Level 2:
Term deposits, certificates of deposits, and GICs	218	1	—	—	219	76	84	—	59
Commercial paper	710	—	—	—	710	240	470	—	—
Non-U.S. promissory notes	100	—	—	—	100	—	100	—	—
Non-U.S. government sponsored enterprise notes	49	—	—	—	49	—	49	—	—
U.S. government sponsored enterprise notes	149	—	—	—	149	—	149	—	—
Non-U.S. treasury bills/notes	244	—	—	—	244	151	93	—	—
U.S. treasury bills/notes	915	—	—	—	915	—	705	210	—
Corporate notes/bonds	8	—	—	—	8	—	8	—	—
	2,393	1	—	—	2,394	467	1,658	210	59
Level 3:
Corporate notes/bonds	3	—	—	—	3	—	—	3	—
Auction rate securities	41	2	—	(6)	37	—	—	37	—
	44	2	—	(6)	40	—	—	40	—
	$3,269	$3	$—	$(6)	$3,266	$1,233	$1,658	$316	$59
As at February 29, 2016, the Company’s other investments consisted of cost method investments of $52 million (February 28, 2015 - $52 million) and equity method investments of nil (February 28, 2015 - $14 million). During the fiscal year ended February 28, 2015, the Company received a distribution of proceeds out of one of its equity method investments in the amount of approximately $134 million and recorded investment income of $115 million (pre-tax and after-tax).
The Company has restricted cash, consisting of cash and securities pledged as collateral to major banking partners in support of the Company’s requirements for letters of credit. These letters of credit support certain leasing arrangements entered into in the ordinary course of business, for terms ranging from one month to eight years. The Company is legally restricted from accessing these funds during the term of the leases for which the letters of credit have been issued; however, the Company can continue to invest the funds and receive investment income thereon.
During the year ended February 29, 2016, the Company recognized realized gains on available-for-sale securities of $1 million (year ended February 28, 2015 - $6 million, year ended March 1, 2014 - nil). The Company has not recognized any realized losses on available-for-sale securities in the last three years.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The contractual maturities of available-for-sale investments as at February 29, 2016 were as follows:

	Cost Basis	Fair Value
Due in one year or less	$1,822	$1,823
Due in one to five years	127	127
Due after five years	17	19
	$1,966	$1,969
As at February 29, 2016 and February 28, 2015, the Company had no investments with continuous unrealized losses.
The Company engages in limited securities lending to generate fee income. Collateral, which exceeds the market value of the loaned securities, is retained by the Company until the underlying security has been returned to the Company. As at February 29, 2016, the Company had no loaned securities (February 28, 2015 - loaned securities with a market value of $85 million).
Auction rate securities which have been publicly called at par were valued at par and considered short term investments on the consolidated balance sheets as at February 29, 2016. For the other auction rate securities, the Company used a multi-year investment horizon and considered the underlying risk of the securities and the current market interest rate environment. The Company has the ability and intent to hold these securities until such time that market liquidity returns to normal levels, and does not consider the principal or interest amounts on these securities to be materially at risk. As there is uncertainty as to when market liquidity for auction rate securities will return to normal, the Company has classified the auction rate securities as long-term investments on the consolidated balance sheets as at February 29, 2016 and February 28, 2015.

4.	FAIR VALUE MEASUREMENTS
For a description of the fair value hierarchy, please see Note 3.
Recurring Fair Value Measurements
The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities approximate fair value due to their short maturities.
In determining the fair value of investments held (other than those classified as Level 3), the Company primarily relies on an independent third party valuator for the fair valuation of securities. Pricing inputs used by the independent third party valuator are generally received from two primary vendors. The pricing inputs are reviewed for completeness and accuracy, within a set tolerance level, on a daily basis by the independent third party valuator. The Company also reviews and understands the inputs used in the valuation process and assesses the pricing of the securities for reasonableness after conducting its own internal collection of quoted prices from brokers. Fair values for all investment categories provided by the independent third party valuator that are in excess of 0.5% from the fair values determined by the Company are communicated to the independent third party valuator for consideration of reasonableness. The independent third party valuator considers the information provided by the Company before determining whether a change in the original pricing is warranted.
The Company’s investments (other than those classified as Level 3) largely consist of securities issued by major corporate and banking organizations, the provincial and federal governments of Canada and the United States Department of the Treasury, and are all investment grade.
For a description of how the fair value of currency forward contracts and currency option contracts and the fair value of the Debentures have been determined, please see the “Derivative financial instruments” and “Convertible debentures” accounting policies in Note 1.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table summarizes the changes in fair value of the Company’s Level 3 assets for the years ended February 28, 2015 and February 29, 2016:

Level 3
Balance at March 1, 2014	$40
Principal payments	(2)
Change in fair value	2
Balance at February 28, 2015	40
Principal repayments	(12)
Change in fair value	3
Transfers out of Level 3 to Level 1	(10)
Balance at February 29, 2016	$21
The Company recognizes transfers in and out of levels within the fair value hierarchy at the end of the reporting period in which the actual event or change in circumstance occurred. During the year ended February 29, 2016, $10 million of auction rate securities were publicly called at par with settlement dates in March of 2016 and transferred from Level 3 to Level 1. There were no significant transfers in or out of Level 3 assets during the year ended February 28, 2015.
The Company’s Level 3 assets measured on a recurring basis include auction rate securities as well as corporate notes/bonds consisting of securities received in a payment-in-kind distribution from a former structured investment vehicle.
The auction rate securities are valued using a discounted cash flow method incorporating both observable and unobservable inputs. The unobservable inputs utilized in the valuation are the estimated weighted average life of each security based on its contractual details and expected pay down schedule based upon the underlying collateral, the value of the underlying collateral which would be realized in the event of a waterfall event, an estimate of the likelihood of a waterfall event, an estimate of the likelihood of a permanent auction suspension, and an estimate of the likelihood of the securities being called at par. Significant changes in these unobservable inputs would result in significantly different fair value measurements. Generally, a change in the assumption used for the probability of a waterfall event is accompanied by a directionally opposite change in the assumption used for the probability of a permanent auction suspension. A waterfall event occurs if the funded reserves of the securities become insufficient to make the interest payments, resulting in the disbursement of the securities’ underlying collateral to the security holders.
The following table presents the significant unobservable inputs used in the fair value measurement of the auction rate securities, as well as the impact on the fair value measurement resulting from a significant increase or decrease in each input in isolation:

As at February 29, 2016	Fair Value	Valuation Technique	Unobservable Input	Range (weighted average)	Effect of Significant Increase/(Decrease) in Input on Fair Value
Auction rate securities	$19	Discounted cash flow	Weighted average life	17 years	(Decrease)/increase
			Collateral value (as a % of fair value)	139%	Increase/(decrease)
			Probability of waterfall event	10%	Increase/(decrease)
			Probability of permanent suspension of auction	5%	(Decrease)/increase
			Probability of being called at par	25%	Increase/(decrease)

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

5.	DERIVATIVE FINANCIAL INSTRUMENTS
The notional amounts and fair values of financial instruments outstanding were as follows:

	As at February 29, 2016
	Balance Sheet Location	Fair Value of Derivatives Designated as Cash Flow Hedges	Fair Value of Derivatives Not Subject to Hedge Accounting	Total Estimated Fair Value	Notional Amount
Derivative Assets (1):
Currency forward contracts	Other current assets	$—	$2	$2	$118
Currency option contracts	Other current assets	1	—	1	43
Total		$1	$2	$3	$161

Derivative Liabilities (1):
Currency forward contracts	Accrued liabilities	$—	$(2)	$(2)	$166
Currency option contracts	Accrued liabilities	—	—	—	23
Total		$—	$(2)	$(2)	$189

Currency option contracts - premium	Accumulated other comprehensive loss	$(2)	$—	$(2)	$—
______________________________
(1) The fair values of derivative assets and liabilities are measured using Level 2 fair value inputs.

	As at February 28, 2015
	Balance Sheet Location	Fair Value of Derivatives Designated as Cash Flow Hedges	Fair Value of Derivatives Not Designated as Cash Flow Hedges	Fair Value of Derivatives Not Subject to Hedge Accounting	Total Estimated Fair Value	Notional Amount
Derivative Assets (1):
Currency forward contracts	Other current assets	$—	$19	$61	$80	$1,171
Currency option contracts	Other current assets	—	11	—	11	112
Total		$—	$30	$61	$91	$1,283

Derivative Liabilities (1):
Currency forward contracts	Accrued liabilities	$(13)	$(4)	$(4)	$(21)	$654
Currency option contracts	Accrued liabilities	(13)	(1)	—	(14)	134
Total		$(26)	$(5)	$(4)	$(35)	$788
______________________________
(1) The fair values of derivative assets and liabilities are measured using Level 2 fair value inputs.
Foreign Exchange
The Company’s currency risk management objective in holding derivative instruments is to reduce the volatility of current and future income as a result of changes in foreign currency exchange rates. To limit its exposure to adverse movements in foreign currency exchange rates, the Company enters into foreign currency forward and option contracts.
The majority of the Company’s revenue for the fiscal year ended February 29, 2016 were transacted in U.S. dollars. However, portions of the revenue are denominated in Canadian dollars, Euros, and British pounds. Purchases of raw materials are primarily transacted in U.S. dollars. Other expenses, consisting of the majority of salaries, certain operating costs and manufacturing overhead, are incurred primarily in Canadian dollars. The Company enters into forward and option contracts to hedge portions of these anticipated transactions to reduce the volatility on income associated with the

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

foreign currency exposures. The Company also enters into forward and option contracts to reduce the effects of foreign exchange gains and losses resulting from the revaluation of certain foreign currency monetary assets and liabilities. As at February 29, 2016, approximately 10% of cash and cash equivalents, 30% of accounts receivable and 16% of accounts payable and accrued liabilities are denominated in foreign currencies (February 28, 2015 – 26%, 30% and 13%, respectively).
Please see “Derivative financial instruments” in Note 1 for the Company’s accounting policies on these instruments.
As at February 29, 2016 and February 28, 2015, the outstanding derivatives designated as cash flow hedges were considered to be fully effective. The maturity dates of these instruments range from March 2016 to July 2016. As at February 29, 2016, the net unrealized loss on these forward and option contracts (including option premiums paid) was $1 million (February 28, 2015 - net unrealized loss of $26 million). Unrealized gains associated with these contracts were recorded in other current assets and AOCI. Unrealized losses were recorded in accrued liabilities and AOCI. Option premiums were recorded in AOCI. As at February 29, 2016, the Company estimates that approximately $1 million of net unrealized losses, including option premiums on these forward and option contracts, will be reclassified into income within the next 12 months. For the fiscal years ended February 29, 2016 and February 28, 2015, there were no realized gains or losses on forward contracts which were ineffective upon maturity.
The following table shows the impact of derivative instruments designated as cash flow hedges on the consolidated statements of operations and the consolidated statements of comprehensive loss for the year ended February 29, 2016:

	Amount of Gain (Loss) Recognized in Other Comprehensive Income on Derivative Instruments (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Currency forward contracts	$—	Selling, marketing and administration	$(20)
Currency option contracts	(1)	Selling, marketing and administration	(10)
Total	$(1)		$(30)
The following table shows the impact of derivative instruments designated as cash flow hedges on the consolidated statements of operations and the consolidated statements of comprehensive loss for the year ended February 28, 2015:

	Amount of Gain (Loss) Recognized in Other Comprehensive Income on Derivative Instruments (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Currency forward contracts	$(2)	Cost of sales	$(1)
Currency option contracts	(1)	Cost of sales	(1)
Currency forward contracts	(3)	Selling, marketing and administration	(5)
Currency option contracts	(7)	Selling, marketing and administration	(4)
Currency forward contracts	(8)	Research and development	(3)
Currency option contracts	(5)	Research and development	(1)
Total	$(26)		$(15)
The Company has also occasionally entered into other forward and option contracts hedging anticipated foreign currency transactions which it did not designate as cash flow hedges. Any realized and unrealized gains and losses on these contracts are recognized in income each period. As at February 29, 2016, there were no unrealized gains or losses recorded in respect of these instruments (February 28, 2015 - unrealized gains of $25 million). Unrealized gains associated with these contracts were recorded in other current assets and selling, marketing and administration expenses. Unrealized losses were recorded in accrued liabilities and selling, marketing and administration expenses.
As part of its currency risk management strategy, the Company may maintain net monetary asset and/or liability balances in foreign currencies. The Company enters into foreign exchange forward contracts to hedge certain monetary assets and liabilities that are exposed to foreign currency risk. The principal currencies hedged include the Canadian dollar, Euro, and British pound. These contracts are not subject to hedge accounting, and any realized and unrealized gains or losses are recognized in income each period, offsetting the change in the U.S. dollar value of the asset or liability. The maturity dates of these instruments range from March 2016 to June 2016. As at February 29, 2016, net unrealized gains (net of premium

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

paid) of nil were recorded in respect of these instruments (February 28, 2015 - net unrealized gains of $57 million). Unrealized gains associated with these contracts were recorded in other current assets and selling, marketing and administration expenses. Unrealized losses were recorded in accrued liabilities and selling, marketing and administration expenses.
The following table shows the impact of derivative instruments that are not subject to hedge accounting on the consolidated statements of operations for the years ended February 29, 2016 and February 28, 2015:

		Amount of Gain (Loss) in Income on Derivative Instruments
	Location of Gain (Loss) Recognized in Income on Derivative Instruments	February 29, 2016	February 28, 2015
Currency forward contracts	Selling, marketing and administration	$44	$156
Currency option contracts	Selling, marketing and administration	(4)	11
Total		$40	$167
For information concerning the impact of foreign exchange on the consolidated statement of operations net of the above derivative instruments, please see Note 16.
Credit Risk
The Company is exposed to credit risk on derivative financial instruments arising from the potential for counterparties to default on their contractual obligations. The Company mitigates this risk by limiting counterparties to highly rated financial institutions and by continuously monitoring their creditworthiness. The Company’s exposure to credit loss and market risk will vary over time as a function of currency exchange rates. The Company measures its counterparty credit exposure as a percentage of the total fair value of the applicable derivative instruments. Where the net fair value of derivative instruments with any counterparty is negative, the Company deems the credit exposure to that counterparty to be nil. As at February 29, 2016, the maximum credit exposure to a single counterparty, measured as a percentage of the total fair value of derivative instruments with net unrealized gains, was 82% (February 28, 2015 - 47%; March 1, 2014 - 100%). As at February 29, 2016, the Company had a total credit risk exposure across all counterparties with outstanding or unsettled foreign exchange derivative instruments of $1 million on a notional value of $291 million (February 28, 2015 - $56 million total credit risk exposure on a notional value of $2.1 billion).
The Company maintains Credit Support Annexes (“CSAs”) with several of its counterparties. These CSAs require the outstanding net position of all contracts be made whole by the paying or receiving of collateral to or from the counterparties on a daily basis, subject to exposure and transfer thresholds. As at February 29, 2016, the Company had posted $2 million of collateral to counterparties (February 28, 2015 - collateral held of $15 million), which approximated the fair value of those contracts. As with the derivatives recorded in an unrealized loss position, this amount is recorded in accrued liabilities.
The Company is exposed to market and credit risk on its investment portfolio. The Company reduces this risk by investing in liquid, investment grade securities and by limiting exposure to any one entity or group of related entities. As at February 29, 2016, the maximum exposure to a single entity was approximately 17% of the total cash, cash equivalents and investments (February 28, 2015 - maximum exposure of approximately 28%), and that entity was the United States Department of the Treasury.
Interest Rate Risk
Cash and cash equivalents and investments are invested in certain instruments of varying maturities. Consequently, the Company is exposed to interest rate risk as a result of holding investments of varying maturities. The fair value of investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates. The Company has also issued the Debentures with a fixed interest rate. The fair value of the Debentures will fluctuate with changes in prevailing interest rates. Consequently, the Company is exposed to interest rate risk as a result of the long term of the Debentures. The Company does not currently utilize interest rate derivative instruments to hedge its investment portfolio.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

6.	CONSOLIDATED BALANCE SHEETS DETAILS
Accounts receivable, net
The allowance for doubtful accounts as at February 29, 2016 was $10 million (February 28, 2015 - $10 million).
There were no customers that comprised more than 10% of accounts receivable as at February 29, 2016 (February 28, 2015 – no customers that comprised more than 10%).
Inventories
Inventories comprised the following:

	As at
	February 29, 2016	February 28, 2015
Raw materials	$46	$11
Work in process	32	62
Finished goods	65	49
	$143	$122
See “Inventories” in Note 1 for a description of the Company’s accounting policies regarding inventory.
During fiscal 2016, the Company recorded primarily non-cash, pre-tax charges of approximately $36 million relating to the write-down of certain inventories and a recovery in supply commitments of $3 million (fiscal 2015 - $95 million in inventory write-down and $33 million recovery in supply commitments).
During fiscal 2014, the Company shipped devices to its carrier and distributor partners to support new and continuing product launches and meet expected levels of end customer demand. However, the sell-through levels for BlackBerry 10 smartphones decreased significantly during fiscal 2014 due to the maturing smartphone market, very intense competition and, the Company believes, the uncertainty created by the Company’s strategic review process. These factors caused the number of BlackBerry 10 devices in the channel to increase above the Company’s expectations, which in turn caused the Company to reassess and revise its future demand assumptions for finished products, semi-finished goods and raw materials. The Company also made the decision to cancel plans to launch two devices to mitigate the identified inventory risk. Based on these revised demand assumptions, the Company recorded primarily non-cash, pre-tax charges of $1.6 billion against inventory and $782 million in supply commitment charges related to BlackBerry 10 devices.
Other current assets
Other current assets include items such as deferred cost of sales and prepaid expenses, among other items, none of which were greater than 5% of the current assets balance in all years presented.
Property, plant and equipment, net
Property, plant and equipment comprised the following:

	As at
	February 29, 2016	February 28, 2015
Cost
Land	$26	$26
Buildings, leasehold improvements and other	397	423
BlackBerry operations and other information technology	1,183	1,236
Manufacturing equipment, research and development equipment and tooling	120	211
Furniture and fixtures	18	20
	1,744	1,916
Accumulated amortization	1,332	1,360
Net book value	$412	$556

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

For the year ended February 29, 2016, amortization expense related to property, plant and equipment amounted to $124 million (February 28, 2015 - $184 million; March 1, 2014 - $532 million).
Intangible assets, net
Intangible assets comprised the following:

	As at February 29, 2016
	Cost	Accumulated Amortization	Net Book Value
Acquired technology	$677	$367	$310
Intellectual property	1,437	704	733
Other acquired intangibles	197	27	170
	$2,311	$1,098	$1,213

	As at February 28, 2015
	Cost	Accumulated Amortization	Net Book Value
Acquired technology	$451	$315	$136
Intellectual property	2,545	1,314	1,231
Other acquired intangibles	22	14	8
	$3,018	$1,643	$1,375
Other acquired intangibles include items such as customer relationships and brand.
For the year ended February 29, 2016, amortization expense related to intangible assets amounted to $492 million (February 28, 2015 - $510 million; March 1, 2014 - $738 million).
Total additions to intangible assets in fiscal 2016 amounted to $477 million (fiscal 2015 - $481 million). During fiscal 2016, the additions to intangible assets primarily consisted of acquired technology and other acquired intangibles from business acquisitions as described in Note 7. Other additions to intangible assets included patent applications and maintenance and license agreements with third parties for the use of intellectual property.
Based on the carrying value of the identified intangible assets as at February 29, 2016, and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each of the succeeding years is expected to be as follows: fiscal 2017 - $270 million; fiscal 2018 - $229 million; fiscal 2019 - $171 million; fiscal 2020 - $153 million; and fiscal 2021 - $130 million.
The weighted average remaining useful lives of the intangible assets are as follows:

As at
	February 29, 2016	February 28, 2015
Acquired technology	4.4 years	3.6 years
Intellectual property	7.7 years	5.7 years
Other acquired intangibles	6.0 years	3.5 years
Abandonment/impairment of long-lived assets
During fiscal 2016 and as part of its resource alignment program (the “RAP”) as described in Note 8, the Company completed a targeted review of the individual patents composing its patent portfolio. As a result of this review, the Company ceased enforcement and abandoned legal right and title to patents with a cost of $592 million, accumulated amortization of $456 million, and a net book value of approximately $136 million (fiscal 2015 - $49 million, $15 million and $34 million, respectively).
See “Impairment of long-lived assets” in Note 1 for a description of how LLA impairment is tested. There were no LLA impairment charges taken in fiscal 2015.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

During fiscal 2014, the Company experienced a significant decline in its share price following its pre-release of its second quarter fiscal 2014 results on September 20, 2013, as well as its announcement on November 4, 2013 that Fairfax Financial Holdings Limited (“Fairfax”) and other institutional investors were investing in the Company through the $1.0 billion private placement of the Debentures in lieu of finalizing the purchase of the Company as contemplated in the previously announced letter of intent. The Company further identified the continuing decline in revenue, the generation of operating losses and the decrease in cash flows from operations as indicators of potential LLA impairment. Further, the Company believed that its strategic review process may have increased market uncertainty as to the future viability of the Company and may have negatively impacted demand for the Company’s products. Accordingly, a cash flow recoverability test was performed as of November 4, 2013 (the “Measurement Date”). The estimated undiscounted net cash flows were determined utilizing the Company’s internal forecast and incorporated a terminal value of the Company utilizing its market capitalization, calculated as the number of the Company’s common shares outstanding as at the interim testing date multiplied by the average market price of the shares over a 10 day period following the Measurement Date. The Company used this duration in order to incorporate the inherent market fluctuations that may affect any individual closing price of the Company’s shares. As a result, the Company concluded that the carrying value of its net assets exceeded the undiscounted net cash flows as at the Measurement Date. Consequently, step two of the LLA impairment test was performed whereby the fair values of the Company’s assets were compared to their carrying values. As a result, the Company recorded a non-cash, pre-tax charge against its LLA of $2.7 billion in fiscal 2014, of which $852 million of the charge was applicable to property, plant and equipment and $1.9 billion was applicable to intangible assets.
Goodwill
Changes to the carrying amount of goodwill during the fiscal years ended February 29, 2016 and February 28, 2015 were as follows:

Carrying Amount
Balance as at March 1, 2014	$—
Goodwill acquired through business combinations during the year (1)	85
Balance as at February 28, 2015	85
Effect of foreign exchange on non-U.S. dollar denominated goodwill	(7)
Goodwill acquired through business combinations during the year (2)	540
Balance as at February 29, 2016	$618
______________________________

(1)	See Note 7 for details on measurement period adjustments affecting goodwill acquired in fiscal 2015.

(2)	See Note 7 for details on the goodwill acquired through business acquisitions in fiscal 2016.
Accrued liabilities
Accrued liabilities comprised the following:

	As at
	February 29, 2016	February 28, 2015
Warranty	$33	$123
Other	335	544
	$368	$667
Other accrued liabilities include, among other items, accrued vendor liabilities, accrued royalties, accrued carrier liabilities, salaries and payroll withholding taxes, and derivative liabilities, none of which were greater than 5% of the current liabilities balance.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Product Warranty
The change in the Company’s warranty expense and actual warranty experience from March 2, 2013 to February 29, 2016, as well as the accrued warranty obligations, are set forth in the following table:

Accrued warranty obligations as at March 2, 2013	$318
Actual warranty experience during fiscal 2014	(357)
Fiscal 2014 warranty provision	270
Adjustments for changes in estimate	(27)
Accrued warranty obligations as at March 1, 2014	204
Actual warranty experience during fiscal 2015	(140)
Fiscal 2015 warranty provision	82
Adjustments for changes in estimate	(23)
Accrued warranty obligations as at February 28, 2015	123
Actual warranty experience during fiscal 2016	(44)
Fiscal 2016 warranty provision	39
Adjustments for changes in estimate	(85)
Accrued warranty obligations as at February 29, 2016	$33
During fiscal 2016, the Company’s warranty balance declined significantly as a result of changes in estimate, leading to a recovery of $85 million or $0.16 per share. The change in estimate resulted from a sustained significant decline in the return rate of the Company’s handheld devices.

7.	BUSINESS ACQUISITIONS
In fiscal 2016, the Company acquired the following businesses:
WatchDox Ltd.
On May 7, 2015, the Company acquired all of the issued and outstanding shares of WatchDox Ltd. (“WatchDox”), a data security company offering secure enterprise file-sync-and-share solutions, for approximately $59 million. The acquisition enhances the Company’s commitment to allow organizations to securely connect employees and corporate information across all mobile and desktop platforms. WatchDox’s technology is being offered independently and as a value added service through BES12 that complements the Company’s enterprise mobility management portfolio.
AtHoc, Inc.
On September 22, 2015, the Company acquired all of the issued and outstanding shares of AtHoc, Inc. (“AtHoc”), a leading provider of secure networked crisis communications, for approximately $250 million (including $10 million of future post-combination employment expense). The acquisition of AtHoc enhances the Company’s mission to provide secure communication solutions and complements the Company’s enterprise portfolio of cross-platform solutions and trusted global network to enable new capabilities for safety, security and mission-critical business communications.
Good Technology Corporation
On October 30, 2015, the Company acquired all of the issued and outstanding shares of Good Technology Corporation (“Good”), a provider of secure mobility solutions, including secure applications and containerization that protects end user privacy, for approximately $425 million (including $2 million of acquisition related costs and $6 million of future post-combination employment expense). The acquisition further expanded the Company’s ability to offer a unified, secure mobility platform with applications for any mobile device on any operating system. Good’s technology is being integrated with BES12, providing multi-platform support for both mobile and desktop operating system devices.
Encription Limited
On February 19, 2016, the Company acquired all of the issued and outstanding shares of Encription Holdings Limited and Encription Ireland Limited (“Encription”), a cybersecurity firm based in the United Kingdom, for $8 million of cash consideration. The acquisition will further expand the Company’s security portfolio and, combined with the Company’s

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

existing security solutions, help customers identify the latest cybersecurity threats, develop risk appropriate mitigation strategies, implement and maintain IT security standards and techniques, and defend against the risk of future attacks.
The following table summarizes the preliminary fair value allocations of the acquisition price of the assets acquired and liabilities assumed during fiscal 2016:

	Good	AtHoc	WatchDox	Encription	Total
Non-cash assets acquired
Current assets	$33	$11	$3	$1	$48
Property, plant and equipment, net and other long term assets	9	3	—	—	12
Intangible assets
Acquired technology	148	55	30	—	233
Customer relationships	88	40	4	—	132
Brand	31	3	—	—	34
Other	9	—	—	—	9
Goodwill(1)	313	191	28	8	540
	631	303	65	9	1,008
Liabilities assumed
Current liabilities	54	6	3	1	64
Debt	88	—	—	—	88
Deferred revenue(2)	156	15	7	—	178
Deferred tax liability	7	42	—	—	49
	305	63	10	1	379
Net non-cash assets acquired	326	240	55	8	629
Cash acquired	23	—	4	—	27
Restricted cash acquired	10	—	—	—	10
Net assets acquired	359	240	59	8	666
Settlement of acquiree debt(3)	88	—	—	—	88
Elimination of bridge loan(4)	(30)	—	—	—	(30)
	417	240	59	8	724

Consideration
Cash consideration	329	240	59	8	636
Settlement of acquiree debt(3)	88	—	—	—	88
Total consideration	417	240	59	8	724

Acquisition-related costs (included in selling, general and administration expenses for the fiscal year ended February 29, 2016)	2	—	—	—	2
Future post-combination employment expense	6	10	—	—	16
Total purchase price	$425	$250	$59	$8	$742
______________________________

(1)	Goodwill represents the excess of the acquisition price over the fair value of net assets acquired, which is not expected to be deductible for tax purposes when goodwill results from share purchases.

(2)	The fair value of deferred revenue represents the costs to service the assumed obligations, plus a normal profit margin as required under purchase accounting.

(3)	$88 million in cash was paid to Good’s existing debt holders to settle Good’s debt outstanding at acquisition.

(4)
During the three months ended November 28, 2015 and following the signing of the definitive purchase agreement on September 4, 2015, the Company provided Good with a bridge financing loan of $30 million in cash. The cash was reacquired on acquisition and the loan was eliminated.

The weighted average amortization period of the acquired technology and customer relationships related to the business acquisitions completed during the year ended February 29, 2016 is approximately six years and seven years respectively.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The amounts of revenue and net loss before income taxes of the acquisitions above (excluding intercompany amounts) included in the consolidated statements of operations for the year ended February 29, 2016 are as follows:

	Good		WatchDox/AtHoc/Encription		Total
	Revenue(1)	Net loss before income taxes(2)	Revenue(1)	Net loss before income taxes(2)	Revenue(1)	Net loss before income taxes(2)
Actuals from acquisition date to February 29, 2016	$48	$(8)	$22	$(11)	$70	$(19)
______________________________

(1)	Includes revenue recognized related to deferred revenue, the fair value of which represents the costs to service the assumed obligations, plus a normal margin, as required under purchase accounting.

(2)	Net loss before income taxes reflects costs associated with ongoing integration activities completed after the acquisition date.
Supplemental Pro Forma Combined Financial Statements
The following pro forma combined results for the years ended February 29, 2016, February 28, 2015 and March 1, 2014 reflect the consolidated statements of operations of the Company as if the acquisitions of Good, AtHoc, WatchDox and Encription had occurred at the beginning of fiscal 2014. These results combine the historical results of Good, AtHoc, WatchDox and Encription’s consolidated statements of operations and are not necessarily indicative of the consolidated results of operations of the combined business had the acquisitions actually occurred at the beginning of fiscal 2014 or of the results of future operations of the combined business.
The supplemental pro forma information, as if the acquisitions had occurred on March 3, 2013, is as follows:

	For the Years Ended
	February 29, 2016	February 28, 2015	March 1, 2014
Revenue	$2,332	$3,586	$7,007
Net loss	(297)	(426)	(6,014)
February 29, 2016, February 28, 2015, and March 1, 2014 supplemental pro forma results were adjusted to exclude $13 million, $20 million and $20 million, respectively of Good revenue which was recognized from the Company.
In fiscal 2015, the Company acquired the following businesses:
Secusmart GmbH
On December 1, 2014, the Company acquired all of the issued and outstanding shares of Secusmart GmbH (“Secusmart”), a developer of high-security voice and data encryption and anti-eavesdropping solutions, for $82 million in cash and future contingent consideration with a fair value of $17 million. The acquisition supported the Company’s continued focus on the government market and regulated industries and strengthened its secure enterprise mobility portfolio by adding a leading secure voice and text messaging solution with Secusmart’s advanced encryption and anti-eavesdropping capabilities.
Movirtu Limited
On September 8, 2014, the Company acquired all of the issued and outstanding shares of Movirtu Limited (“Movirtu”), a virtual SIM solutions company based in the United Kingdom, for $32.5 million of cash consideration (including transaction expenses of $2 million). The acquisition provides the basis for a variety of innovative service offerings, including the WorkLife by BlackBerry solution that allows an enterprise to provision a work phone number and data plan onto a device with a single standard SIM card.
Other acquisitions
On July 31, 2014, the Company paid $9 million for all of the assets constituting the business of a provider of cloud-based software technology allowing users to connect devices and build an ecosystem with their data. With this acquisition, the Company obtained technology closely aligned to the BlackBerry Internet of Things platform.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table summarizes the fair value allocations of the acquisition price of the assets and liabilities acquired during fiscal 2015:

Assets purchased
Current assets	$7
Property, plant and equipment	1
Intangible assets	71
Goodwill(1)(4)	85
164
Liabilities assumed
Accounts payable	2
Deferred revenue	8
Deferred income tax liability	18
28
Net non-cash assets acquired	136
Cash acquired	3
Net assets acquired	$139

Consideration
Cash consideration	$104
Settlement of acquiree debt(2)	18
Contingent consideration(3)(4)	17
$139
______________________________

(1)	Goodwill represents the excess of the acquisition price over the fair value of net assets acquired, which is not expected to be deductible for tax purposes when goodwill results from share purchases.

(2)	$18 million in cash was paid to existing debt holders as part of the Movirtu acquisition. The Company assumed the outstanding balance of the debt.

(3)
As part of the Secusmart acquisition, the Company agreed to additional consideration contingent upon the achievement of certain financial targets, the fair value of which has been determined to be $17 million.

(4)	See “Measurement period adjustment” below.
The weighted average amortization period of the acquired technology related to the business acquisitions completed during the year ended February 28, 2015 is approximately five years.
Measurement period adjustment
On December 1, 2014, the Company acquired all of the issued and outstanding shares of Secusmart for $82 million in cash and an amount of future contingent consideration that was preliminarily determined to be $8 million. Finalization of purchase accounting determined that the fair value of this contingent consideration at acquisition was $17 million. As a result, the Company has recorded a measurement period adjustment to goodwill of $9 million, which is presented retrospectively.

8.	RESTRUCTURING
Resource Alignment Program
During fiscal 2016, the Company commenced the RAP for its device software, hardware and applications business with the objectives of reallocating Company resources to capitalize on growth opportunities, providing the operational ability to better leverage contract research and development services relating to its handheld devices, and reaching sustainable profitability. During fiscal 2016, the Company incurred approximately $344 million in total pre-tax charges related to this program for employee termination benefits, facilities and manufacturing network simplification costs. Other charges and cash costs may occur as programs are implemented or changes are completed.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table sets forth the activity in the Company’s RAP liability for fiscal 2016:

	Employee Termination Benefits	Facilities Costs	Manufacturing Costs	Other Charges(1)	Total
Charges incurred	$73	$41	$16	$6	$136
Cash payments made	(61)	(15)	(16)	(6)	(98)
Balance as at February 29, 2016	$12	$26	$—	$—	$38
(1) Other charges consist of costs associated with duplicate redundant systems from acquisitions which are being integrated into a single solution, and the effect of foreign exchange.
The RAP charges, including non-cash charges incurred in fiscal 2016 were as follows:

Cost of sales	$44
Research and development	47
Selling, marketing and administration	253
Total RAP charges	$344
As discussed in Note 6, during fiscal 2016 the Company completed a targeted review of the individual patents comprising its patent portfolio. As a result of this review, the Company ceased enforcement and abandoned legal right and title to a number of patents, incurring a charge of approximately $136 million relating to the abandonment.
Cost Optimization and Resource Efficiency (“CORE”) Program
In fiscal 2013, the Company commenced the CORE program with the objective of improving the Company’s operations and increasing efficiency. During fiscal 2016, the Company incurred approximately $11 million in total pre-tax charges related to the CORE program, related to employee termination benefits, facilities and manufacturing network simplification costs. During fiscal 2016, the Company made cash payments of $29 million related to the CORE program, as shown in the table below.
The following table sets forth the activity in the Company’s CORE program liability for fiscal 2016 and fiscal 2015:

	Employee Termination Benefits	Facilities Costs and Foreign Exchange	Manufacturing Costs and Foreign Exchange	Total
Balance as at March 1, 2014	$13	$53	$26	$92
Charges incurred	96	48	55	199
Cash payments made	(106)	(71)	(79)	(256)
Balance as at February 28, 2015	3	30	2	35
Charges incurred	—	12	(2)	10
Cash payments made	(3)	(26)	—	(29)
Balance as at February 29, 2016	$—	$16	$—	$16
The CORE program charges, including non-cash charges incurred in fiscal 2016, fiscal 2015 and fiscal 2014, were as follows:

	For the Years Ended
	February 29, 2016	February 28, 2015	March 1, 2014
Cost of sales	$—	$23	$103
Research and development	2	70	76
Selling, marketing and administration	9	229	333
Total CORE program charges	$11	$322	$512
As part of the CORE program, the Company decided to sell certain redundant assets and discontinue certain operations to drive cost savings and efficiencies in the Company, which included divesting the majority of its Canadian commercial real estate portfolio (the “Real Estate Sale”) in fiscal 2015. The Company recorded no losses in fiscal 2016 ($12 million in

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

fiscal 2015) related to the write-down to fair value less costs to sell of the assets held for sale. All losses on disposal or on write-down to fair value less costs to sell have been included in the selling, marketing and administration expenses on the Company’s consolidated statements of operations and included in the total CORE program charges in fiscal 2015 and prior periods.
In fiscal 2015, the Company completed the Real Estate Sale, offering properties comprising over three million square feet of space through a combination of sale-leaseback and vacant asset sales. The Company recorded proceeds of approximately $278 million and incurred a net loss on disposal of approximately $66 million on these properties for a total net loss on disposal of $137 million for the Real Estate Sale, the remainder of which was recorded in prior periods when certain of the properties were classified as held for sale and were written down to fair value less costs to sell. As part of the Real Estate Sale, the Company is leasing back office space with remaining lease terms of one month to seven years.

9.	INCOME TAXES
The difference between the amount of the provision for income taxes and the amount computed by multiplying net income before income taxes by the statutory Canadian tax rate is reconciled as follows:

	For the Years Ended
	February 29, 2016	February 28, 2015	March 1, 2014
Statutory Canadian tax rate	26.6%	26.6%	26.6%
Expected recovery of income taxes	$(75)	$(102)	$(1,908)
Differences in income taxes resulting from:
Valuation allowance	58	79	781
Investment tax credits	(29)	(51)	(77)
Canadian tax rate differences	2	(27)	(82)
Change in unrecognized income tax benefits	(9)	—	—
Foreign tax rate differences	6	11	(10)
Other differences	6	8	(47)
Withholding tax on unremitted earnings	(33)	1	32
	$(74)	$(81)	$(1,311)

	For the Years Ended
	February 29, 2016	February 28, 2015	March 1, 2014
Loss before income taxes:
Canadian	$(278)	$(600)	$(7,212)
Foreign	(4)	215	28
	$(282)	$(385)	$(7,184)
The recovery of income taxes consists of the following:

	For the Years Ended
	February 29, 2016	February 28, 2015	March 1, 2014
Current
Canadian	$(10)	$(153)	$(1,203)
Foreign	38	21	77
Deferred
Canadian	(35)	39	(184)
Foreign	(67)	12	(1)
	$(74)	$(81)	$(1,311)

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company has adopted ASC 740-10-65-4 Balance Sheet Classification of Deferred Income Taxes, and this has been prospectively applied starting in the fourth quarter of fiscal 2016. Any prior periods were not retrospectively adjusted. Deferred income tax assets and liabilities consist of the following temporary differences:

	As at
	February 29, 2016	February 28, 2015
Assets
Property, plant, equipment and intangibles	$42	$81
Non-deductible reserves	122	108
Minimum taxes	264	268
Convertible Debentures (see note 10)	7	121
Research and development	244	199
Tax loss carryforwards	450	84
Other	60	15
Deferred income tax assets	1,189	876

Valuation allowance	993	866
Deferred income tax assets net of valuation allowance	196	10

Liabilities
Property, plant, equipment and intangibles	(173)	(15)
Withholding tax on unremitted earnings	—	(33)
Deferred income tax liabilities	(173)	(48)
Net deferred income tax asset/(liability)	$23	$(38)
Deferred income tax asset - current	$—	$10
Deferred income tax asset	33	—
Deferred income tax liability	(10)	(48)
	$23	$(38)
The Company regularly assesses the need for a valuation allowance against its deferred tax assets. In making that assessment, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more likely than not that some or all of the deferred tax assets will be realized. In evaluating the need for a valuation allowance, the Company noted that there were increases in deductible temporary differences which are not currently deductible for tax purposes and the Company has three years of cumulative losses for fiscal 2016. As a result, the Company was unable to recognize the benefit relating to a significant portion of deferred tax assets that arose in fiscal 2016 and earlier, which resulted in the recognition of a $993 million (February 28, 2015 - $866 million) valuation allowance against its deferred tax assets. The fiscal 2016 deferred tax recovery is partially offset by this deferred tax valuation allowance of $58 million and included in the income tax provision in fiscal 2016 (February 28, 2015 - $79 million). This accounting treatment has no effect on the Company’s actual ability to utilize deferred tax assets to reduce future cash tax payments. The Company will continue to assess the likelihood that the deferred tax assets will be realizable at each reporting period and the valuation allowance will be adjusted accordingly.
Given the change in financial circumstances for certain foreign subsidiaries of the Company in fiscal 2016, a determination was made that the Company’s cumulative undistributed earnings for certain foreign subsidiaries will now be indefinitely reinvested, and as a result, the withholding tax accrual of $33 million related to these undistributed earnings recorded as a deferred tax liability was reversed.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company’s total unrecognized income tax benefits as at February 29, 2016 and February 28, 2015 were $37 million and $11 million, respectively. A reconciliation of the beginning and ending amount of unrecognized income tax benefits that, if recognized, would affect the Company’s effective income tax rate is as follows:

	For the Years Ended
	February 29, 2016	February 28, 2015	March 1, 2014
Unrecognized income tax benefits, opening balance	$11	$8	$29
Increase for income tax positions of prior years	—	3	5
Increase for income tax positions of current year	34	—	—
Settlement of tax positions	(8)	—	(23)
Other	—	—	(3)
Unrecognized income tax benefits, ending balance	$37	$11	$8
The increase in unrecognized income tax benefits for the current year of $34 million relates to prior year tax positions of companies acquired in the current fiscal year. As at February 29, 2016, all of the unrecognized income tax benefits of $37 million have been netted against current income taxes and deferred income taxes on the Company’s consolidated balance sheets.
A summary of open tax years by major jurisdiction is presented below:

Jurisdiction
Canada(1)	Fiscal 2010 - 2016
United States(2)	Fiscal 2013 - 2016
United Kingdom	Fiscal 2014 - 2016
______________________________
(1)    Includes federal as well as provincial jurisdictions, as applicable.
(2)     Pertains to federal tax years. Certain state jurisdictions remain open from fiscal 2012 through fiscal 2016.
The Company is subject to ongoing examination by tax authorities in the jurisdictions in which it operates. The Company regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income taxes, as well as the provisions for indirect and other taxes and related penalties and interest. The Company believes it is reasonably possible that approximately $3 million of its gross unrecognized income tax benefit will be realized in the next twelve months. While the final resolution of these audits is uncertain, the Company believes the ultimate resolution of these audits will not have a material adverse effect on its consolidated financial position, liquidity or results of operations.
The Company recognizes interest and penalties related to unrecognized income tax benefits as interest expense that is netted and reported within investment income (loss). The amount of interest accrued as at February 29, 2016 was approximately $1 million (February 28, 2015 - approximately $1 million). The amount of penalties accrued as at February 29, 2016 was nominal (February 28, 2015 - nominal).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

As at February 29, 2016, the Company has the following net operating loss carryforwards and tax credits which are scheduled to expire in the following years:

Year of Expiry	Net Operating Losses	Capital Losses	Research and Development Tax Credits	Minimum Taxes
2026	$1	$—	$—	$—
2028	2	—	—	—
2029	14	—	—	1
2030	—	—	—	109
2031	28	—	1	127
2032	—	—	—	27
2033	—	—	120	—
2034	—	—	112	—
2035	646	—	47	—
2036	867	—	25	—
Indefinite	16	24	—	—
	$1,574	$24	$305	$264

10.	LONG-TERM DEBT

Convertible Debentures
In fiscal 2014, Fairfax and other institutional investors invested in the Company through a $1.25 billion private placement of the Debentures.
Interest on the Debentures is payable quarterly in arrears at a rate of 6% per annum.  The Debentures have a term of seven years and each $1,000 of Debentures is convertible at any time into 100 common shares of the Company, for a total of 125 million common shares at a price of $10.00 per share for all Debentures, subject to adjustments.
The Company has the option to redeem the Debentures after November 13, 2016 at specified redemption prices in specified periods.  Covenants associated with the Debentures include limitations on the Company’s total indebtedness.
Under specified events of default, the outstanding principal and any accrued interest on the Debentures become immediately due and payable upon request of holders holding not less than 25% of the principal amount of the Debentures then outstanding. During an event of default, the interest rate rises to 10% per annum.
The Debentures are subject to a change of control provision whereby the Company would be required to make an offer to repurchase the Debentures at 115% of par value if a person or group (not affiliated with Fairfax) acquires 35% of the Company’s outstanding common shares, acquires all or substantially all of its assets, or if the Company merges with another entity and the Company’s existing shareholders hold less than 50% of the common shares of the surviving entity.
Due to the possible volatility in the Company’s consolidated statements of operations resulting from fluctuation in the fair value of the embedded conversion option as well as the number of other embedded derivatives within the Debentures, the Company has elected to record the Debentures, including the debt itself and all embedded derivatives, at fair value and present the Debentures as a hybrid financial instrument. No portion of the fair value of the Debentures has been recorded as equity, nor would be if each component was freestanding. As of February 29, 2016, the fair value of the Debentures amounted to $1.28 billion (February 28, 2015 - $1.71 billion). The difference between the fair value of the Debentures and the unpaid principal balance of $1.25 billion, is $27 million.  The fair value of the Debentures is measured using Level 2 fair value inputs.
The Company recorded non-cash income associated with the change in the fair value of the Debentures of $430 million in fiscal 2016 (the “Fiscal 2016 Debentures fair value adjustments”) (fiscal 2015 - non-cash charge of $80 million). These adjustments are presented on a separate line in the Company’s consolidated statements of operations. The fair value adjustments do not impact the key terms of the Debentures such as the face value, the redemption features or the conversion price.
The Company recorded interest expense related to the Debentures of $75 million, which has been included in investment loss on the Company’s consolidated statements of operations in fiscal 2016 (fiscal 2015 - $75 million; fiscal 2014 - $21

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

million). The Company is required to make quarterly interest only payments of approximately $19 million during the seven years the Debentures are outstanding. Fairfax, a related party, owns $500 million principal amount of Debentures and receives interest at the same rate as other debenture holders.
In the course of issuing these Debentures in fiscal 2014, the Company incurred costs of $42 million. As the Company has elected the fair value option for the recording of the Debentures, these costs have been fully expensed in the period in which they were incurred and are recorded in selling, marketing and administration expenses in the statement of operations.

11.	CAPITAL STOCK

(a)	Capital stock
The Company is authorized to issue an unlimited number of non-voting, redeemable, retractable Class A common shares, an unlimited number of voting common shares and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares. As at February 29, 2016 and February 28, 2015, there were no Class A common shares or preferred shares outstanding.
The following details the changes in issued and outstanding common shares for the years ended February 29, 2016, February 28, 2015 and March 1, 2014:

	Capital Stock and Additional Paid-in Capital		Treasury Stock
	Stock Outstanding (000’s)	Amount	Stock Outstanding (000’s)	Amount
Common shares outstanding as at March 2, 2013	524,160	$2,431	9,020	$(234)
Exercise of stock options	417	3	—	—
Common shares issued for RSU settlements	1,975	—	—	—
Stock-based compensation	—	68	—	—
Tax deficiencies related to stock-based compensation	—	(13)	—	—
Purchase of treasury stock	—	—	1,641	(16)
Treasury shares released for RSU settlements	—	(71)	(3,001)	71
Common shares outstanding as at March 1, 2014	526,552	2,418	7,660	(179)
Exercise of stock options	945	6	—	—
Common shares issued for RSU settlements	1,305	—	—	—
Stock-based compensation	—	50	—	—
Excess tax benefit related to stock-based compensation	—	8	—	—
Sale of treasury stock	—	—	(6,033)	141
Treasury shares released for RSU settlements	—	(38)	(1,627)	38
Common shares outstanding as at February 28, 2015	528,802	2,444	—	—
Exercise of stock options	402	3	—	—
Common shares issued for RSU settlements	4,320	—	—	—
Stock-based compensation	—	60	—	—
Tax deficiencies related to stock-based compensation	—	(1)	—	—
Share repurchase	(12,607)	(59)	—	—
Common shares issued for employee share purchase plan	183	1	—	—
Common shares issued on the redemption of deferred share units	72	—	—	—
Common shares outstanding as at February 29, 2016	521,172	$2,448	$—	$—

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company had 521 million voting common shares outstanding, 1 million options to purchase voting common shares, 27 million RSUs and 0.4 million DSUs outstanding as at March 29, 2016.
On May 6, 2015, the Board authorized a share repurchase program (the “Repurchase Program”) to purchase for cancellation up to 12 million common shares of the Company, or approximately 2.5% of the outstanding public float as of June 22, 2015. The Repurchase Program commenced on June 29, 2015 pursuant to a Notice of Intention to Make a Normal Course Issuer Bid dated June 25, 2015. On September 24, 2015, the Board authorized an increase in the number of common shares that may be purchased for cancellation under the Repurchase Program by up to 15 million common shares, subject to regulatory approval. On January 29, 2016 the Company sought and received regulatory approval from the TSX to increase the maximum number of common shares that may be repurchased from 12 million common shares to 27 million common shares, or 5.8% of the public float as of June 22, 2015. The Company also announced that it had entered into an automatic purchase plan with its designated broker to allow for purchases of up to 2,685,524 common shares in connection with the Repurchase Program. During fiscal 2016, the Company repurchased 13 million common shares at a cost of approximately $93 million. The Company recorded a reduction of approximately $59 million to capital stock and the amount paid in excess of the per share paid-in capital of the common shares of approximately $34 million was charged to retained earnings. All common shares repurchased by the Company pursuant to the Repurchase Program have been canceled.

(b)	Stock-based compensation
Stock Options
The Company recorded a charge to income and a credit to paid-in-capital of approximately $1 million in fiscal 2016 (fiscal 2015 - $2 million; fiscal 2014 - $5 million) in relation to stock-based compensation expense.
The Company has presented excess tax deficiencies from the exercise of stock-based compensation awards as a financing activity in the consolidated statements of cash flows.
Stock options previously granted under the Equity Plan and Prior Plans generally vest over a period of three years to a maximum of five years, and are generally exercisable over a period of five years to a maximum of seven years from the grant date. The Company issues new shares to satisfy stock option exercises. There are eight million shares in the equity pool available for future grants under the Equity Plan as at February 29, 2016.
A summary of option activity since March 2, 2013 is shown below:

	Options Outstanding
	Number (000’s)	Weighted Average Exercise Price	Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (millions)
Balance as at March 2, 2013	7,260	$27.53
Exercised during the year	(417)	7.36
Forfeited/cancelled/expired during the year	(3,576)	42.55
Balance as at March 1, 2014	3,267	12.08
Granted during the year	526	10.06
Exercised during the year	(945)	7.13
Forfeited/cancelled/expired during the year	(1,362)	17.10
Balance as at February 28, 2015	1,486	9.34
Granted during the year	772	6.30
Exercised during the year	(402)	6.09
Forfeited/cancelled/expired during the year	(382)	14.45
Balance as at February 29, 2016	1,474	$7.01	3.56	$2
Vested and expected to vest as at February 29, 2016	1,405	$7.01	3.52	$2
Exercisable as at February 29, 2016	494	$7.18	2.05	$—
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate difference between the closing stock price of the Company’s common shares on February 29, 2016 and the exercise price for in-the-

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

money options) that would have been received by the option holders if all in-the-money options had been exercised on February 29, 2016. The intrinsic value of stock options exercised during fiscal 2016, calculated using the average market price during the year, was approximately $2.16 per share.
A summary of unvested stock options since February 28, 2015 is shown below:

	Options Outstanding
	Number (000’s)	Weighted Average Grant Date Fair Value
Balance as at February 28, 2015	920	$4.27
Granted during the year	772	2.49
Vested during the year	(461)	4.23
Forfeited during the year	(251)	4.01
Balance as at February 29, 2016	980	$2.95
As at February 29, 2016, there was $3 million of unrecognized stock-based compensation expense related to unvested stock options which will be expensed over the vesting period, which, on a weighted average basis, results in a period of approximately 1.60 years. The total fair value of stock options vested during the year ended February 29, 2016 amounted to $2 million (February 28, 2015 - $3 million, March 1, 2014 - $8 million).
Cash received from the stock options exercised for the year ended February 29, 2016 amounted to $3 million (February 28, 2015 - $6 million; March 1, 2014 - $3 million). There were no tax deficiencies incurred by the Company related to stock options exercised at February 29, 2016 (February 28, 2015 – tax deficiency of nil; March 1, 2014 – tax deficiency of $2 million).
During the year ended February 29, 2016, there were 772,056 stock options granted (February 28, 2015 - 526,091; March 1, 2014 - nil). The weighted average fair value of these grants was calculated using the BSM option pricing model with the following assumptions:

	February 29, 2016	February 28, 2015
Weighted average grant date fair value of stock options granted during the period	$2.49	$4.32
Assumptions:
Risk-free interest rates	1.00%	1.25%
Expected life in years	3.38	3.67
Expected dividend yield	—%	—%
Volatility	54.60%	56.59%
The Company has no current expectation of paying cash dividends on its common shares. The risk-free interest rates utilized during the life of the stock options are based on a U.S. Treasury security for an equivalent period. The Company estimates the volatility of its common shares at the date of grant based on a combination of the implied volatility of publicly traded options on its common shares and historical volatility, as the Company believes that this is a reasonable indicator of expected volatility going forward. The expected life of stock options granted under the Equity Plan is based on historical exercise patterns, which the Company believes are representative of future exercise patterns.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Restricted Share Units
The Company recorded compensation expense with respect to RSUs of approximately $59 million in the year ended February 29, 2016 (February 28, 2015 - $48 million; March 1, 2014 - $63 million).
A summary of RSU activity since March 2, 2013 is shown below:

	RSUs Outstanding
	Number (000’s)	Weighted Average Grant Date Fair Value	Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (millions)
Balance as at March 2, 2013	15,185	$13.83
Granted during the year	21,741	7.39
Vested during the year	(4,977)	17.11
Forfeited/cancelled during the year	(7,604)	11.44
Balance as at March 1, 2014	24,345	8.15
Granted during the year	9,530	9.72
Vested during the year	(2,928)	13.73
Forfeited/cancelled during the year	(4,946)	9.55
Balance as at February 28, 2015	26,001	7.84
Granted during the year	8,986	7.20
Vested during the year	(4,320)	8.75
Forfeited/cancelled during the year	(2,997)	8.84
Balance as at February 29, 2016	27,670	$7.38	1.79	$216
Vested and expected to vest February 29, 2016	26,517	$7.36	1.80	$207
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate closing share price of the Company’s common shares on February 29, 2016, that would have been received by RSU holders if all RSUs had been vested on February 29, 2016).
Tax deficiencies incurred by the Company related to the RSUs vested was $1 million for the year ended February 29, 2016 (February 28, 2015 - tax benefit of $8 million; March 1, 2014 - tax deficiency of $11 million).
Previously, the Company contributed capital to a trust account to enable a trustee to purchase shares on the open market in connection with the vesting of certain RSUs awarded by the Company. During the year ended February 29, 2016, the trustee purchased nil and sold nil common shares (February 28, 2015 - 6,032,719 common shares were sold for total cash consideration of approximately $61 million). The trustee no longer holds shares, the trust has been terminated, and the Company expects to settle vested RSUs by issuing new common shares from treasury.
As at February 29, 2016, there was $129 million of unrecognized compensation expense related to RSUs that will be expensed over the vesting period, which, on a weighted average basis, results in a period of approximately 1.62 years.
During the year ended February 29, 2016, there were 8,986,019 RSUs granted (February 28, 2015 - 9,530,093), all of which will be settled upon vesting by the issuance of new common shares.
Deferred Share Units
The Company issued 151,335 DSUs in the year ended February 29, 2016. There were 0.4 million DSUs outstanding as at February 29, 2016 (February 28, 2015 - 0.3 million). The Company had a liability of $3.2 million in relation to the DSU Plan as at February 29, 2016 (February 28, 2015 - $3.3 million).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

12.	EARNINGS (LOSS) PER SHARE
The following table sets forth the computation of basic and diluted loss per share:

	For the Years Ended
	February 29, 2016	February 28, 2015	March 1, 2014
Net loss for basic and diluted loss per share available to common shareholders	$(208)	$(304)	$(5,873)
Less: Debentures fair value adjustment (1) (2)	(430)	—	—
Add: interest expense on Debentures (1) (2)	75	—	—
Net loss for diluted loss per share available to common shareholders	$(563)	$(304)	$(5,873)

Weighted average number of shares outstanding (000’s) - basic and diluted (2)	526,303	527,684	525,168
Effect of dilutive securities (000’s) (3)
Conversion of Debentures (1) (2)	125,000	—	—
Weighted average number of shares and assumed conversions (000’s) - diluted	651,303	527,684	525,168
Loss per share - reported
Basic	$(0.40)	$(0.58)	$(11.18)
Diluted	$(0.86)	$(0.58)	$(11.18)
______________________________
(1) The Company has not presented the dilutive effect of the Debentures using the if-converted method in the calculation of loss per share for the years ended February 28, 2015 and March 1, 2014, as to do so would be antidilutive. See Note 10 for details on the Debentures.
(2) The Company has presented the dilutive effect of the Debentures using the if-converted method, assuming conversion at the beginning of fiscal 2016 for the year ended February 29, 2016. Accordingly, to calculate diluted loss per share, the Company adjusted net loss by eliminating the Fiscal 2016 Debentures fair value adjustments and interest expense incurred on the Debentures in the year ended February 29, 2016, and added the number of shares that would have been issued upon conversion to the diluted weighted average number of shares outstanding. See Note 10 for details on the Debentures.
(3) The Company has not presented the dilutive effect of in-the-money options or RSUs that will be settled upon vesting by the issuance of new common shares in the calculation of loss per share for the years ended February 29, 2016, February 28, 2015 and March 1, 2014, as to do so would be antidilutive. As at February 29, 2016, there were 811,996 options and 27,669,815 RSUs outstanding that were in-the-money and may have a dilutive effect on earnings (loss) per share in future periods.

13.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The components of accumulated other comprehensive loss are as follows:

	As at
	February 29, 2016	February 28, 2015	March 1, 2014
Accumulated net unrealized gains on available-for-sale investments	$3	$3	$1
Accumulated net unrealized losses on derivative instruments designated as cash flow hedges, net of tax	(1)	(26)	(9)
Foreign currency cumulative translation adjustment	(10)	—	—
Accumulated other comprehensive loss	$(8)	$(23)	$(8)

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The effects on net income of amounts reclassified from AOCI into income by component for the year ended February 29, 2016 were as follows:

Location of loss reclassified from AOCI into income	Gains and Losses on Cash Flow Hedges	Gains and Losses on Available-for-Sale Securities	Total
Selling, marketing and administration	$(30)	$—	$(30)
Investment income	—	1	1
Recovery of income taxes	2	—	2
Total amount reclassified into income, net of tax	$(28)	$1	$(27)

14.	COMMITMENTS AND CONTINGENCIES

(a)	Credit facility and letters of credit
The Company has $44 million in collateralized outstanding letters of credit in support of certain leasing arrangements entered into in the ordinary course of business. See the discussion of restricted cash in Note 3.

(b)	Lease commitments
The Company is committed to future minimum annual lease payments related to real estate operating leases as follows:

For the fiscal years ending:
2017	$37
2018	28
2019	23
2020	13
2021	8
Thereafter	7
$116
For the year ended February 29, 2016, the Company incurred rental expense of $45 million (February 28, 2015 - $60 million; March 1, 2014 - $80 million).

(c)	Litigation
The Company is involved in litigation in the normal course of its business, both as a defendant and as a plaintiff. The Company is subject to a variety of claims (including claims related to patent infringement, purported class actions and other claims in the normal course of business) and may be subject to additional claims either directly or through indemnities against claims that it provides to certain of its partners and customers. In particular, the industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. The Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights. Litigation has been, and will likely continue to be, necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights. Regardless of whether claims against the Company have merit, those claims could be time-consuming to evaluate and defend, result in costly litigation, divert management’s attention and resources, subject the Company to significant liabilities and could have the other effects that are described in greater detail under “Risk Factors” in the Company’s unaudited Annual Information Form for the fiscal year ended February 29, 2016, which is included in the Company’s Annual Report on Form 40-F, including the risk factors entitled “Litigation against the Company may result in adverse outcomes” and “The Company could be found to have infringed on the intellectual property rights of others”.
Management reviews all of the relevant facts for each claim and applies judgment in evaluating the likelihood and, if applicable, the amount of any potential loss. Where a potential loss is considered probable and the amount is reasonably estimable, provisions for loss are made based on management’s assessment of the likely outcome. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum amount in the range.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company does not provide for claims for which the outcome is not determinable or claims for which the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.
As of February 29, 2016, there are no claims outstanding for which the Company has assessed the potential loss as both probable to result and reasonably estimable, therefore no accrual has been made. Further, there are claims outstanding for which the Company has assessed the potential loss as reasonably possible to result, however an estimate of the amount of loss cannot reasonably be made. There are many reasons that the Company cannot make these assessments, including, among others, one or more of the following: the early stages of a proceeding does not require the claimant to specifically identify the patent that has allegedly been infringed; damages sought are unspecified, unsupportable, unexplained or uncertain; discovery has not been started or is incomplete; the facts that are in dispute are highly complex (e.g., once a patent is identified, the analysis of the patent and a comparison to the activities of the Company is a labour-intensive and highly technical process); the difficulty of assessing novel claims; the parties have not engaged in any meaningful settlement discussions; the possibility that other parties may share in any ultimate liability; and the often slow pace of litigation.
Though they do not meet the test for accrual described above, the Company has included the following summaries of certain of its legal proceedings that it believes may be of interest to its investors.
Between October and December 2013, several purported class action lawsuits and one individual lawsuit were filed against the Company and certain of its former officers in various jurisdictions alleging that during the period from September 27, 2012 through September 20, 2013, the Company and certain of its officers made materially false and misleading statements regarding the Company’s financial condition and business prospects and that certain of the Company’s financial statements contain material misstatements. The individual lawsuit was voluntarily dismissed. In respect of the putative U.S. class actions, four motions for the appointment of lead plaintiff were filed. On March 14, 2014, the Judge consolidated the proceedings in the U.S. District Court for the Southern District of New York. On May 27, 2014, the Consolidated Amended Class Action Complaint was filed. The Company filed a motion to dismiss the complaint. On March 13, 2015, the court issued an order granting the Company’s motion to dismiss. The plaintiffs filed a motion for reconsideration and for leave to file an amended complaint, which was denied by the court on November 13, 2015. The plaintiffs filed a notice of appeal on December 11, 2015 and filed their opening brief on February 24, 2016. The Company filed its opposition brief on March 30, 2016. In respect of the putative Ontario class action, the plaintiffs filed a motion for certification and leave to pursue statutory misrepresentation claims. On November 16, 2015, the Ontario Superior Court of Justice issued an order granting the plaintiffs’ motion for leave to file a statutory claim for misrepresentation. On December 2, 2015, the Company filed a notice of motion seeking leave to appeal this ruling. On January 22, 2016, the court postponed the hearing on the plaintiffs’ certification motion to an undetermined date after asking the Company to file a motion to dismiss the claims of the U.S. plaintiffs for forum non conveniens. Proceedings are ongoing.
On October 12, 2015, a group of Good’s institutional investors filed a putative class action lawsuit on behalf of Good’s common shareholders against members of Good’s former board of directors (the “GTC Directors”) related to the Company’s acquisition of Good (the “GTC Lawsuit”). The plaintiffs allege that the GTC Directors breached their fiduciary duty by engaging in a self-interested transaction that benefited the preferred shareholders at the expense of the common shareholders. The plaintiffs are seeking monetary damages, as well as rescission of the merger agreement between Good and the Company. While neither Good nor the Company are parties to the GTC Lawsuit, Good has certain obligations to indemnify the defendants and is providing a defense. On October 29, 2015, Good filed a complaint alleging that the plaintiffs breached their contractual obligations under a voting agreement providing that, in the event of a sale transaction that was approved by both the GTC Directors and a majority of the Good preferred shareholders, the plaintiffs were required to vote their shares in favour of the transaction and refrain from exercising any appraisal or dissenter rights. Good alleges that the filing of the GTC Lawsuit was a breach of the voting agreement. On December 31, 2015, several Good shareholders filed a petition seeking appraisal against Good. Proceedings are ongoing.

(d)	Concentrations in certain areas of the Company’s business
The Company attempts to ensure that most components essential to the Company’s business are generally available from multiple sources, however certain components are currently obtained from limited sources within a competitive market, which subjects the Company to significant supply, availability and pricing risks. Many components are at times subject to industry-wide shortages and significant commodity pricing fluctuations including those that are available from multiple sources. In addition, the Company has entered into various agreements for the supply of components, the manufacturing

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

of its products and agreements that allow the Company to use intellectual property owned by other companies; however, there can be no guarantee that the Company will be able to extend or renew these agreements on similar terms, or at all. Therefore, the Company remains subject to significant risks of supply shortages and intellectual property litigation risk, as well as potential price increases that can materially adversely affect its financial condition and operating results.
The Company also uses some custom components that are not common to the rest of the industry, and new products introduced by the Company often utilize custom components available from only one source for a period of time. When a component or product uses new technologies, initial capacity constraints may exist until the suppliers’ yields have matured or manufacturing capacity has increased. If the Company’s supply of components for a new or existing product were delayed or constrained, the Company’s financial condition and operating results could be materially adversely affected. Further, if the Company was not able to find an alternative source for the necessary quantities, the Company’s business and financial performance could also be materially adversely affected. Continued availability of these components at acceptable prices, or at all, may be affected if those suppliers concentrate on the production of common components instead of components customized to meet the Company’s requirements.
Substantially all of the Company’s hardware products are manufactured by outsourcing partners that are located primarily in Asia and Mexico. A significant concentration of this manufacturing is currently performed by a small number of outsourcing partners. Although the Company works closely with its outsourcing partners on manufacturing schedules, the Company’s operating results could be adversely affected if its outsourcing partners were unable to meet their production commitments.

(e)	Indemnifications
The Company enters into certain agreements that contain indemnification provisions under which the Company could be subject to costs and damages, including in the event of an infringement claim against the Company or an indemnified third party. Such intellectual property infringement indemnification clauses are generally not subject to any dollar limits and remain in effect for the term of the Company’s agreements. To date, the Company has not encountered material costs as a result of such indemnifications.
The Company has entered into indemnification agreements with its current and former directors and executive officers. Under these agreements, the Company agreed, subject to applicable law, to indemnify its current and former directors and executive officers against all costs, charges and expenses reasonably incurred by such individuals in respect of any civil, criminal or administrative action which could arise by reason of their status as directors or officers. The Company maintains liability insurance coverage for the benefit of its current and former directors and executive officers to reduce its exposure to such obligations. The Company has not encountered material costs as a result of such indemnifications in the current year. See the Company’s Management Information Circular for fiscal 2015 for additional information regarding the Company’s indemnification agreements with its directors and current and former executive officers.

15.	SEGMENT DISCLOSURES
The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by the chief operating decision maker (“CODM”) for making decisions and assessing performance as a source of the Company’s reportable operating segments. The CODM, who for the Company is the Chief Executive Officer, makes decisions and assesses the performance of the Company on a consolidated basis, and the Company is a single reportable operating segment.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Revenue, classified by major geographic segments in which the Company’s customers are located, was as follows:

	For the Years Ended
	February 29, 2016		February 28, 2015		March 1, 2014
North America
Canada	$238	11.0%	$216	6.4%	$491	7.2%
United States	714	33.0%	775	23.2%	1,320	19.4%
	952	44.0%	991	29.6%	1,811	26.6%
Europe, Middle East and Africa
United Kingdom	195	9.0%	292	8.8%	604	8.9%
Other	621	28.8%	1,139	34.2%	2,387	35.0%
	816	37.8%	1,431	43.0%	2,991	43.9%
Latin America	117	5.4%	380	11.4%	907	13.3%
Asia Pacific	275	12.8%	533	16.0%	1,104	16.2%
	$2,160	100.0%	$3,335	100.0%	$6,813	100.0%

	For the Years Ended
	February 29, 2016	February 28, 2015	March 1, 2014
Revenue mix
Software and services	$494	$248	$235
Hardware	862	1,431	3,785
Service access fees	779	1,606	2,698
Other	25	50	95
	$2,160	$3,335	$6,813
Property, plant and equipment, intangible assets and goodwill, classified by geographic segments in which the Company’s assets are located, was as follows:

	As at
	February 29, 2016		February 28, 2015
	Property, Plant and Equipment, Intangible Assets and Goodwill	Total Assets	Property, Plant and Equipment, Intangible Assets and Goodwill	Total Assets
Canada	$1,002	$1,467	$1,628	$3,368
United States	1,024	3,429	202	2,700
United Kingdom	39	220	79	126
Other	178	418	107	364
	$2,243	$5,534	$2,016	$6,558
Information about major customers
There were no customers that comprised more than 10% of the Company’s revenue in fiscal 2016 (fiscal 2015 - no customers that comprised more than 10%; fiscal 2014 - no customers that comprised more than 10%).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

16.	CASH FLOW AND ADDITIONAL INFORMATION

(a)	Certain consolidated statements of cash flow information related to interest and income taxes paid is summarized as follows:

	For the Years Ended
	February 29, 2016	February 28, 2015	March 1, 2014
Interest paid during the year	$75	$75	$29
Income taxes paid during the year	30	59	131
Income tax refunds received during the year	172	425	1,447

(b)	Additional information
Advertising expense, which includes media, agency and promotional expenses totaling $102 million (February 28, 2015 - $141 million; March 1, 2014 - $843 million) is included in selling, marketing and administration expenses for the fiscal year ended February 29, 2016.
Selling, marketing and administration expenses for the fiscal year ended February 29, 2016 included $12 million with respect to foreign exchange losses (February 28, 2015 – gains of $42 million; March 1, 2014 – losses of $62 million).